As filed with the Securities and Exchange Commission on April (27), (2007)

                                              Registration No. 333-_____________

     ----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. (20549)
                ------------------------------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF (1933)
                ------------------------------------------------
                                GREATBATCH, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                  16-1531026
(State or other jurisdiction of          (I.R.S. employer identification number)
  incorporation or organization)

                                9645 WEHRLE DRIVE
                            CLARENCE, NEW YORK 14031
                                 (716) 759-6901
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                ------------------------------------------------
                                 THOMAS J. MAZZA
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                9645 WEHRLE DRIVE
                            CLARENCE, NEW YORK 14031
                                 (716) 759-5607

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                ------------------------------------------------
                                    COPY TO:

                                JOHN J. ZAK, ESQ.
                          RONALD J. BATTAGLIA JR., ESQ.
                                HODGSON RUSS LLP
                              THE GUARANTY BUILDING
                           140 PEARL STREET, SUITE 100
                          BUFFALO, NEW YORK 14202-4040
                                 (716) 848-1699
                ------------------------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _____________

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Title of Class of Security to  Amount to be Registered   Proposed Maximum   Proposed Maximum       Amount of
        be Registered                                   Offering Price Per  Aggregate Offering  Registration Fee
                                                            Share (1)          Price (1)
----------------------------------------------------------------------------------------------------------------
2 1/4% Convertible
Subordinated Debentures
due 2013                            $197,782,000               100%           $197,782,000           $6,072
Common Stock, par value
$.001 per share                  5,700,453 shares (2)           --                 --                  (3)

(1) Equals the aggregate principal amount of the debentures being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Represents the number of shares of common stock that are initially issuable upon conversion of the 2 1/4% convertible subordinated debentures due 2013 at an initial conversion price of approximately $34.70 per share. The debentures are convertible into shares of our common stock, par value $.001 per share, per $1,000 principal amount of debentures, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of shares of common stock as may be issued from time to time upon conversion of the debentures as a result of the anti-dilution provisions thereof.

(3) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received by the registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy securities, in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated April 27, 2007

Prospectus

                                  $197,782,000

                                Greatbatch, Inc.

             2 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2013 AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

                            ------------------------

        On March 28, 2007 and April 2, 2007, we issued and sold $197,782,000 aggregate principal amount of our 2 1/4% Convertible Subordinated Debentures due 2013, which we refer to as the "debentures", in two separate private offerings to persons believed to be "qualified institutional purchasers" under Rule 144A promulgated under the Securities Act, or "accredited investors" under Regulation D promulgated pursuant to the Securities Act in transactions exempt from the registration requirements of the Securities Act. Holders of our 2 1/4% Convertible Subordinated Debentures due 2013, issued under an indenture between us and Manufacturers and Traders Trust Company dated May 28, 2003, which we refer to as the "2003 debentures", exchanged $117,782,000 of 2003 debentures for an equivalent principal amount of the debentures and such holders and other purchasers purchased an additional $80,000,000 aggregate principal amount of the debentures. Selling securityholders will use this prospectus to resell the debentures and the shares of our common stock issuable upon conversion of the debentures. The debentures mature on June 15, 2013, unless earlier converted, redeemed or repurchased.

        Interest on the debentures is payable on June 15 and December 15 of each year beginning on June 15, 2007. The debentures are convertible by holders into shares of our common stock at an initial conversion price of approximately $34.70 per share (subject to adjustment in certain events) upon the occurrence of certain events specified in the indenture. The debentures contain provisions known as net share settlement, which require that, upon conversion of the debentures, we will pay holders in cash for up to the principal amount of the converted debentures. Any amounts in excess of this cash amount will be settled in shares of our common stock, or, at our option, in cash. At any time prior to June 15, 2013, we may make an irrevocable physical settlement election to provide, upon conversion of outstanding debentures, in lieu of providing cash and shares, shares of our common stock equal to the conversion rate for each $1,000 principal amount of debentures converted and the amount of any cash in lieu of fractional shares.

        Beginning with the six-month interest period commencing June 15, 2012, we will pay additional contingent interest during any six-month interest period if the trading price of the debentures for each of the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the debentures.

        Beginning June 20, 2012 and prior to maturity, we may redeem any of the debentures at a redemption price of 100% of their principal amount, plus accrued interest. Holders of the debentures may require us to repurchase their debentures at any time prior to their maturity following a fundamental change at a repurchase price of 100% of their principal amount, plus accrued interest.

        The debentures are subordinated in right of payment to all of our senior indebtedness, including our senior credit facility, and effectively subordinated to all debts and other liabilities of our subsidiaries. As of April 23, 2007, we had no indebtedness outstanding under our senior credit facility and the ability to incur $50 million in additional debt under this revolving line of credit. Our subsidiaries had $42.3 million of other liabilities outstanding. The debentures also rank pari passu with the 2003 debentures.

                            ------------------------

        For U.S. federal income tax purposes, the debentures are subject to U.S. federal income tax rules applicable to contingent payment debt instruments. See "Certain United States Federal Income Tax Considerations" beginning on page 42.

        Our common stock is listed on The New York Stock Exchange under the symbol "GB." On April 25, 2007, the last reported sale price of our common stock was $28.65 per share.

        For a more detailed description of the debentures, see "Description of Debentures" beginning on page 19.

        Investing in the debentures and our common stock issuable upon conversion of the debentures involves risks. See "Risk Factors" on page 5.

                            ------------------------

        We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations. We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the common stock issuable upon conversion of the debentures.

                            ------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

               The date of this prospectus is _____________, 2007.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           -----

SUMMARY                                                                      1
RISK FACTORS                                                                 5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                            16
USE OF PROCEEDS                                                              16
PRICE RANGE OF COMMON STOCK                                                  17
RATIO OF EARNINGS TO FIXED CHARGES                                           18
DESCRIPTION OF DEBENTURES                                                    19
DESCRIPTION OF OTHER INDEBTEDNESS                                            36
DESCRIPTION OF CAPITAL STOCK                                                 38
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS                      42
SELLING STOCKHOLDERS                                                         47
PLAN OF DISTRIBUTION                                                         51
LEGAL MATTERS                                                                53
EXPERTS                                                                      53
WHERE YOU CAN FIND MORE INFORMATION                                          53
INCORPORATION OF DOCUMENTS BY REFERENCE                                      53


                                    ---------

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make representations that are different. This document may only be used where it is legal to sell these securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

                                    ---------

        As used in this prospectus, " Greatbatch," "company," "we," "our," "ours" and "us" refer to Greatbatch, Inc., except where the context otherwise requires or as otherwise indicated.

                                    ---------

                                     SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the debentures or the common stock issuable upon conversion of the debentures. You should read this entire prospectus and the documents we have incorporated by reference carefully, including the section entitled "Risk Factors" and our financial statements and the notes thereto incorporated by reference into this prospectus before making an investment decision. We have a 52 or 53 week fiscal year that ends on the Friday closest to December 31. The fiscal years ended December 29, 2006, December 30, 2005 and December 31, 2004, included 52 weeks. For 52 week years, each quarter contains 13 weeks. For 53 week years, the first, second and third quarters each have 13 weeks and the fourth quarter has 14 weeks.

                                   Greatbatch

        We are a leading developer and manufacturer of batteries, capacitors, feedthroughs, enclosures, and other components used in implantable medical devices, or IMDs, through our Implantable Medical Components, or IMC, business. We offer technologically advanced, highly reliable and long lasting products and services for IMDs and enable our customers to introduce IMDs that are progressively smaller, longer lasting, more efficient and more functional. We also leverage our core competencies in technology and manufacturing through our Electrochem Commercial Power, or ECP, business to develop and produce cells and battery packs for commercial applications that demand high performance and reliability, including oil and gas exploration, pipeline inspection, telematics, oceanographic equipment, seismic, communication, military and aerospace applications.

         We were incorporated in Delaware in 1997 in connection with a leveraged buyout of Wilson Greatbatch Ltd., which was founded in 1970 and is now our wholly owned subsidiary. Our principal executive offices are located at 9645 Wehrle Drive, Clarence, New York 14031, and our telephone number is (716) 759-6901. We maintain a worldwide web site at www.greatbatch.com. The reference to our web site does not constitute incorporation by reference of the information contained at the web site.

                                  THE OFFERING

Debentures Offered       $197,782,000 aggregate principal amount of 2 1/4%
                         Convertible Subordinated Debentures due 2013.

Maturity Date            June 15, 2013

Interest 2 1/4% per annum on the principal amount, from March 28, 2007 payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2007.

Contingent Interest      Beginning with the six-month interest period commencing
                         June 15, 2012, we will pay additional contingent interest during any six-month interest period if the trading price of the debentures for each of the five trading days immediately preceding the first day of the applicable six-month interest period equals or exceeds
                         120% of the principal amount of debentures. During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of debentures will equal 0.25% of the average trading price of $1,000 principal amount of debentures during the five trading days immediately preceding the first day of the applicable six-month interest period.

Conversion               Holders of debentures may convert the debentures into
                         shares of our common stock at a conversion rate of
                         28.8219 shares per $1,000 principal amount of debentures (a conversion price of approximately
                         $34.70), subject to adjustment, prior to the close of business on the final maturity date only under the following circumstances:

                            o during any fiscal quarter commencing after June
                              30, 2007 if the closing sale price of our common stock exceeds 150% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter;

                            o during the five business days after any five
                              consecutive trading day period in which the trading price per $1,000 principal amount of debentures for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures;

                            o if the debentures have been called for redemption;

                            o upon the occurrence of specified corporate events
                              described under "Description of Debentures
                              Conversion of Debentures- Conversion Upon
                              Specified Corporate Transactions";

                            o upon the occurrence or approval by our Board of
                              Directors of a fundamental change described under "Description of Debentures - Conversion of
                               Debentures - Conversion Upon a Fundamental
                               Change"; or

                            o at any time during the period beginning 60 days
                              prior to, but excluding, June 15, 2013.

                         If the debentures are converted upon occurrence or approval by our Board of Directors of a fundamental change, as described below opposite the caption "Make Whole Premium Upon a Fundamental Change," we will also pay a make whole premium.

Payment Upon Conversion  Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of debentures being converted:

                            o cash in an amount equal to the lesser of (1)
                              $1,000 and (2) the conversion value of the debentures to be converted; and,

                            o if the conversion value is greater than $1,000, a
                              number of shares of our common stock equal to the sum of the daily share amounts for each of the 20 trading days during the conversion reference period.

                         In no event shall the aggregate number of shares per $1,000 principal amount of debentures exceed 37.0219.

                         We may at our option, in lieu of delivery of some or all of the shares of common stock otherwise issuable upon conversion of the debentures, pay holders of the debentures in cash for all or a portion of the principal amount of the converted debentures and any amounts in excess of the principal amount which are due.

Make Whole Premium       If a holder of the debentures elects to convert its
Upon a Fundamental       debentures upon the occurrence of a change of control,
Change                   in certain circumstances, the conversion rate will be
                         increased by an additional number of shares of our common stock. The amount of such increase, otherwise referred to as the "make whole premium," if any, will be based on the stock price and the effective date for such change of control. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various stock prices and change of control effective dates is set forth on pages 24 and 25 of this prospectus. No make whole premium will be paid if the relevant stock price is less than $26.98 per share or greater than $90.00 per share (subject to adjustment). Additionally, in no event shall the aggregate number of shares per $1,000 principal amount of debentures exceed 37.0219.

Subordination            The debentures will be subordinated to all of our
                         existing and future senior indebtedness, including our senior credit facility, and are effectively subordinated to all debt and other liabilities of our subsidiaries. As of April 23, 2007, we had no indebtedness outstanding under our senior credit facility and the ability to incur $50 million in additional debt under this revolving line of credit.
                         Our subsidiaries had $42.3 million of other liabilities outstanding. Neither we nor any of our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Sinking Fund             None.

Optional Redemption      We may redeem any of the debentures beginning June 20,
                         2012 and prior to maturity, by giving holders of debentures at least 30 days' notice.
                         We may redeem the debentures either in whole or in part at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the redemption date.

Fundamental Change       If a fundamental change (as described under
                         "Description of Debentures-Redemption at Option of the Holder Upon Fundamental Change") occurs prior to maturity, holders of debentures may require us to purchase all or part of their debentures at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the redemption date.

Use of Proceeds          We will not receive any of the proceeds from the sale
                         by the selling securityholders of the debentures or the common stock issuable upon conversion of the debentures.

Registration Rights      We have filed a registration statement, of which
                         this prospectus is a part, pursuant to a registration rights agreement with the initial purchasers of the debentures. We have also agreed to use our reasonable best efforts to have the registration statement declared effective by June 26, 2007 and to use our reasonable best efforts to keep the shelf registration statement effective until the earliest of the following has occurred:

                            o all of the securities covered by this registration
                              statement have been sold;

                            o the expiration of the applicable holding period
                              with respect to the debentures and the common stock issuable upon conversion of the debentures under Rule 144(k) under the Securities Act, or any successor provision;

                            o all securities covered by this registration
                              statement have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act;

                              and as a result of the event or circumstance described in any of the above, the legend with respect to transfer restrictions under the indenture is removed or removable in accordance with the terms of the indenture or such legend, as the case may be.

U.S. Federal Income Taxation  The debentures will be characterized as contingent payment debt instruments for U.S. federal income tax purposes, and will be subject to U.S. federal income tax rules applicable to contingent payment debt instruments. Based on that treatment, holders of the debentures generally will be required to accrue interest income on the debentures in the manner described in this prospectus, regardless of whether the holder uses the cash or accrual method of tax accounting. Holders of debentures will be required, in general, to include interest in income based on the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the debentures, which rate will exceed the stated interest on the debentures. Accordingly, holders will be required to include interest in taxable income in excess of the stated interest on the debentures. Furthermore, upon a sale, purchase by us at their option, exchange, conversion or redemption of the debentures, holders will recognize gain or loss equal to the difference between their amount realized and their adjusted tax basis in the debentures. The amount realized by holders will include the fair market value of any common stock they receive. Any gain on a sale, purchase by us at their option, exchange, conversion or redemption of the debentures will be treated as ordinary interest income. Holders should consult their tax advisers as to the U.S. federal, state, local or other tax consequences, as well as any foreign tax consequences, of acquiring, owning and disposing of the debentures. See "Certain United States Federal Income Tax Considerations."

New York Stock Exchange       "GB"
Symbol

                                  RISK FACTORS

                You should carefully consider and evaluate all of the information in or incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the market price of the debentures offered by this prospectus and the trading price of our common stock into which the debentures may be converted.

               Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus.

Risks Related To Our Business

We depend heavily on a limited number of customers, and if we lose any of them or they reduce their business with us, we would lose a substantial portion of our revenues.

               A substantial portion of our business is conducted with a limited number of customers, including Biotronik, Boston Scientific, Medtronic, the Sorin Group and St. Jude Medical. In 2006, Boston Scientific, Medtronic and St. Jude Medical collectively accounted for approximately 67% of our revenues. Our supply agreements with these customers might not be renewed. Furthermore, many of our supply agreements do not contain minimum purchase level requirements and therefore there is no guaranteed source of revenue that we can depend upon under these agreements. The loss of any large customer or a reduction of business with that customer for any reason would harm our business, financial condition and results of operations.

If we do not respond to changes in technology, our products may become obsolete and we may experience a loss of customers and lower revenues.

               We sell our products to customers in several industries that are characterized by rapid technological changes, frequent new product introductions and evolving industry standards. Without the timely introduction of new products and enhancements, our products and services will likely become technologically obsolete over time and we may lose a significant number of our customers. In addition, other new products introduced by our customers may require fewer of our batteries or components. We dedicate a significant amount of resources to the development of our products and technologies and we would be harmed if we did not meet customer requirements and expectations. Our inability, for technological or other reasons, to successfully develop and introduce new and innovative products could result in a loss of customers and lower revenues.

If we are unable to successfully market our current or future products, our business will be harmed and our revenues and operating results will be reduced.

               The market for our medical products has been growing in recent years. If the market for our products does not grow as rapidly as forecasted by industry experts, our revenues could be less than expected. In addition, it is difficult to predict the rate at which the market for our products will grow or at which new and increased competition will result in market saturation. Slower growth in the pacemaker, ICD and CRT markets in particular would negatively impact our revenues. In addition, we face the risk that our products will lose widespread market acceptance. Our customers may not continue to utilize the products we offer and a market may not develop for our future products. We may at times determine that it is not technically or economically feasible for us to continue to manufacture certain products and we may not be successful in developing or marketing them. Additionally, new technologies that we develop may not be rapidly accepted because of industry-specific factors, including the need for regulatory clearance, entrenched patterns of clinical practice and uncertainty over third party reimbursement. If this occurs, our business will be harmed and our revenues and operating results will be negatively affected.

We are subject to pricing pressures from customers, which could harm operating results.

               We have given price reductions to some of our large customers in recent years and we expect customer pressure for pricing reductions will continue. Price concessions or reductions may cause our operating results to suffer. In addition, any delay or failure by a large customer to make payments due to us would harm our operating results and financial condition.

We rely on third party suppliers for raw materials, key products and subcomponents and if we are unable to obtain these materials, products and subcomponents on a timely basis or on terms acceptable to us, our ability to manufacture products will suffer.

               Our business depends on a continuous supply of raw materials. The principal raw materials used in our business include lithium, iodine, tantalum, platinum, ruthenium, gallium trichloride, tantalum pellets, vanadium pentoxide, iridium, and titanium. Raw materials needed for our business are susceptible to fluctuations due to transportation, government regulations, price controls, economic climate or other unforeseen circumstances. Increasing global demand for some of the raw materials we need for our business, including platinum, iridium, gallium trichloride, tantalum, and titanium has caused the prices of these materials to increase significantly. In addition, there are a limited number of worldwide suppliers of several raw materials needed to manufacture our products, including lithium, gallium trichloride, carbon monofluoride, and tantalum. We may not be able to continue to procure raw materials critical to our business or to procure them at acceptable price levels.

               We rely on third party manufacturers to supply many of our raw materials. Manufacturing problems may occur with these and other outside sources, as a supplier may fail to develop and supply products and subcomponents to us on a timely basis, or may supply us with products and subcomponents that do not meet our quality, quantity and cost requirements. If any of these problems occur, we may be unable to obtain substitute sources for these products and subcomponents on a timely basis or on terms acceptable to us, which could harm our ability to manufacture our own products and components profitably or on time. In addition, to the extent the processes that our suppliers use to manufacture products and subcomponents are proprietary, we may be unable to obtain comparable subcomponents from alternative suppliers.

We may never realize the full value of our intangible assets, which represent a significant portion of our total assets.

               At December 29, 2006, we had $211.4 million of net intangible assets, representing 39% of our total assets. These intangible assets consist primarily of goodwill, trademarks, tradenames and patented technology arising from our acquisitions. Goodwill and other intangible assets with indefinite lives are not amortized but are tested annually or upon the occurrence of certain events that indicate that the assets may be impaired. We may not receive the recorded value for our intangible assets if we sell or liquidate our business or assets. In addition, the material concentration of intangible assets increases the risk of a large charge to earnings in the event that the recoverability of these intangible assets is impaired, and in the event of such a charge to earnings, the market price of our common stock could be adversely affected. In addition, intangible assets with definite lives, which represent $28.1 million of our net intangible assets at December 29, 2006, will continue to be amortized. We incurred total amortization expenses relating to these intangible assets of $3.8 million in 2006. These expenses will reduce our future earnings or increase our future losses.

Quality problems with our products could harm our reputation for producing high quality products, erode our competitive advantage and result in claims against us.

               Our products are held to high quality and performance standards. In the event that our products fail to meet these standards, our reputation for producing high quality products could be harmed, which would damage our competitive advantage and could result in lower revenues. Product quality or performance issues may also result in product liability or other legal claims against us, which could harm our operating results or financial condition.

Quality problems with our products could result in warranty claims and additional costs.

         We allow customers to return defective or damaged products for credit, replacement, or exchange. We generally warrant that our products will meet customer specifications and will be free from defects in materials and workmanship. Additionally, we carry a safety stock of inventory for our customers which may be impacted by warranty claims. We accrue for our exposure to warranty claims based upon recent historical experience and other specific information as it becomes available. However, such reserves may not be adequate to cover future warranty claims and additional warranty costs and/or inventory write-offs may be incurred which could harm our operating results or financial condition.

If we become subject to product liability claims, our operating results and financial condition could suffer.

               The manufacturing and sale of our products expose us to potential product liability claims and product recalls, including those that may arise from failure to meet product specifications, misuse or malfunction of, or design flaws in, our products, or use of our products with components or systems not manufactured or sold by us. Many of our products are components and function in interaction with our customers' medical devices. For example, our batteries are produced to meet various electrical performance, longevity and other specifications, but the actual performance of those products is dependent on how they are in fact utilized as part of the customers' devices over the lifetime of the products. Product performance and device interaction from time to time have been, and may in the future be, different than expected for a number of reasons. Consequently, it is possible that customers may experience problems with their medical devices that could require device recall or other corrective action, where our batteries met the specification at delivery, and for reasons that are not related primarily or at all to any failure by our product to perform in accordance with specifications. It is possible that our customers (or end-users) may in the future assert that our products caused or contributed to device failure where our product was not the primary cause of the device performance issue. Even if these assertions do not lead to product liability or contract claims, they could harm our reputation and our customer relationships.

               Provisions contained in our agreements with key customers attempting to limit our damages, including provisions to limit damages to liability for gross negligence, may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. Product liability claims or product recalls, regardless of their ultimate outcome, could require us to spend significant time and money in litigation or require us to pay significant damages. The occurrence of product liability claims or product recalls could adversely affect our operating results and financial condition.

               We carry product liability insurance coverage that is limited in scope and amount. We may not be able to maintain this insurance or to do so at a reasonable cost or on reasonable terms. This insurance may not be adequate to protect us against a product liability claim that arises in the future.

Our operating results may fluctuate, which may make it difficult to forecast our future performance and may result in volatility in our stock price.

               Our operating results have fluctuated in the past and are likely to fluctuate significantly from quarter to quarter due to a variety of factors, including but not limited to the following:

                            o the fixed nature of a substantial percentage of
                              our costs, which results in our operations being particularly sensitive to fluctuations in revenue;

                            o changes in the relative portion of our revenue
                              represented by our various products and customers, which could result in reductions in our profits if the relative portion of our revenue represented by lower margin products increases;

                            o timing of orders placed by our principal customers
                              who account for a significant portion of our revenues; and

                            o increased costs of raw materials or supplies.

If we are unable to protect our intellectual property and proprietary rights, our business could be adversely affected.

               We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. As of December 29, 2006, we held 329 active U.S. patents. However, the steps we have taken or will take to protect our proprietary rights may not be adequate to deter misappropriation of our intellectual property. In addition to seeking formal patent protection whenever possible, we attempt to protect our proprietary rights and trade secrets by entering into confidentiality and non-compete agreements with employees, consultants and third parties with which we do business. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us and we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures. If our trade secrets become known, we may lose our competitive advantages.

         If third parties infringe or misappropriate our patents or other proprietary rights, our business could be seriously harmed. We may be required to spend significant resources to monitor our intellectual property rights, we may not be able to detect infringement of these rights and may lose our competitive advantages associated with our intellectual property rights before we do so. In addition, competitors may design around our technology or develop competing technologies that do not infringe on our proprietary rights.

We may be subject to intellectual property claims, which could be costly and time consuming and could divert our management and key personnel from our business operations.

               In producing our batteries and other components for IMDs, third parties may claim that we are infringing on their intellectual property rights, and we may be found to have infringed those intellectual property rights. We may be unaware of intellectual property rights of others that may be used in our technology and products. In addition, third parties may claim that our patents have been improperly granted and may seek to invalidate our existing or future patents. If any claim for invalidation prevailed, the result could be greatly expanded opportunities for third parties to manufacture and sell products that compete with our products and our revenues from any related license agreements would decrease accordingly. We also typically do not receive significant indemnification from parties which license technology to us against third party claims of intellectual property infringement. Any litigation or other challenges regarding our patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. The complexity of the technology involved in producing our power sources and other components for IMDs, and the uncertainty of intellectual property litigation increases these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products. Infringement claims, even if not substantiated, could result in significant legal and other costs and may be a distraction to management.

We are dependent upon our senior management team and key personnel and the loss of any of them could significantly harm us.

               Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. Our products are highly technical in nature. In general, only highly qualified and trained scientists have the necessary skills to develop our products. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face intense competition for these professionals from our competitors, customers and companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology. We may not be able to locate or employ such qualified personnel on acceptable terms.

We may not be able to attract, train and retain a sufficient number of qualified employees to maintain and grow our business.

               Our success will depend in large part upon our ability to attract, train, retain and motivate highly-skilled employees and management. There is currently aggressive competition for employees who have experience in technology and engineering. We compete intensely with other companies to recruit and hire from this limited pool. The industries in which we compete for employees are characterized by high levels of employee attrition. Although we believe we offer competitive salaries and benefits, we may have to increase spending in order to attract, train and retain personnel.

We may make acquisitions that could subject us to a number of operational risks and we may not be successful in integrating companies we acquire into our existing operations.

               We have made and expect to make in the future acquisitions that complement our core competencies in technology and manufacturing to enable us to manufacture and sell additional products to our existing customers and to expand our business into related markets. Implementation of our acquisition strategy entails a number of risks, including:

                            o inaccurate assessments of potential liabilities
                              associated with the acquired businesses;

                            o the existence of unknown and/or undisclosed
                              liabilities associated with the acquired businesses;

                            o diversion of our management's attention from our
                              core businesses;

                            o potential loss of key employees or customers of
                              the acquired businesses;

                            o difficulties in integrating the operations and
                              products of an acquired business or in realizing projected revenue growth, efficiencies and cost savings; and

                            o increases in our indebtedness and a limitation in
                              our ability to access additional capital when needed.

If we are not successful in making acquisitions to expand and develop our business, our operating results may suffer.

               A component of our strategy is to make acquisitions that complement our core competencies in technology and manufacturing to enable us to manufacture and sell additional products to our existing customers and to expand our business into related markets. Our continued growth will depend on our ability to identify and acquire companies that complement or enhance our business on acceptable terms. We may not be able to identify or complete future acquisitions. Some of the risks that we may encounter include expenses associated with, and difficulties in identifying, potential targets, the costs associated with unsuccessful acquisitions and higher prices for acquired companies because of competition for attractive acquisition targets. Our failure to acquire additional companies could cause our operating results to suffer.

We may face competition from our principal medical customers that could harm our business and we may be unable to compete successfully against new entrants and established companies with greater resources.

               Competition in connection with the manufacturing of our products may intensify in the future. One or more of our customers may undertake additional vertical integration initiatives and begin to manufacture some or all of their components that we currently supply them which could cause our operating results to suffer.

               The market for commercial power sources is competitive, fragmented and subject to rapid technological change. Many other commercial power source suppliers are larger and have greater financial, operational, personnel, sales, technical and marketing resources than our company. These and other companies may develop products that are superior to ours, which could result in lower revenues and operating results.

Accidents at one of our facilities could delay production and adversely affect our operations.

               Our business involves complex manufacturing processes and hazardous materials that can be dangerous to our employees. Although we employ safety procedures in the design and operation of our facilities, there is a risk that an accident or death could occur in one of our facilities. Any accident, such as a chemical spill, could result in significant manufacturing delays or claims for damages resulting from injuries, which would harm our operations and financial condition. The potential liability resulting from any such accident or death, to the extent not covered by insurance, could cause our business to suffer. Any disruption of operations at any of our facilities could harm our business.

We intend to expand into new markets and our proposed expansion plans may not be successful, which could harm our operating results.

               We intend to expand into new markets through the development of new product applications based on our existing component technologies. These efforts have required, and will continue to require us to make substantial investments, including significant research, development and engineering expenditures and capital expenditures for new, expanded or improved manufacturing facilities. We may not be able to successfully manage expansion into new markets and products and these efforts may harm our operating results. Specific risks in connection with expanding into new markets include the inability to transfer our quality standards into new products, the failure of customers in new markets to accept our products, and competition.

Our failure to obtain licenses from third parties for new technologies or the loss of these licenses could impair our ability to design and manufacture new products and reduce our revenues.

               We occasionally license technologies from third parties rather than depending exclusively on our own proprietary technology and developments. For example, we license a capacitor patent from another company. Our ability to license new technologies from third parties is and will continue to be critical to our ability to offer new and improved products. We may not be able to continue to identify new technologies developed by others and even if we are able to identify new technologies, we may not be able to negotiate licenses on favorable terms, or at all. Additionally, we could lose rights granted under licenses for reasons beyond our control. For example, the licensor could lose patent protection for a number of reasons, including invalidity of the licensed patent.

Our international operations and sales are subject to a variety of risks and costs that could adversely affect our profitability and operating results.

         Our sales to countries outside the U.S., which accounted for 49% of net sales for fiscal year 2006, and our Tijuana, Mexico operations are subject to certain foreign country risks. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

                            o changes in foreign medical reimbursement programs
                              and policies;

                            o changes in foreign regulatory requirements;

                            o local product preferences and product
                              requirements;

                            o longer-term receivables than are typical in the
                              U.S.;

                            o less protection of intellectual property in some
                              countries outside of the U.S.;

                            o trade protection measures and import and export
                              licensing requirements;

                            o work force instability;

                            o political and economic instability; and

                            o complex tax and cash management issues.

Our sales to countries outside of the U.S. are primarily to customers whose corporate offices are located and headquartered in the U.S. All supply contracts to customers outside the U.S. are denominated in U.S. dollars. We incur certain expenses related to our Tijuana operations that are denominated in a foreign currency. Historically, foreign currency fluctuations have not had a material effect on our consolidated financial statements. However, fluctuations in foreign currency exchange rates could have a significant negative impact on our profitability and operating results if the volume of transactions denominated in foreign currencies increases.

Risks Related To Our Industries

The health care industry is subject to various political, economic and regulatory changes that could force us to modify how we develop and price our products.

               The healthcare industry is highly regulated and is influenced by changing political, economic and regulatory factors. Several of our product lines are subject to international, federal, state and local health and safety, packaging and product content regulations. In addition, IMDs produced by our medical customers are subject to regulation by the U.S. Food and Drug Administration and similar governmental agencies. These regulations govern a wide variety of product activities from design and development to labeling, manufacturing, promotion, sales and distribution. Compliance with these regulations may be time consuming, burdensome and expensive and could negatively affect our customers' abilities to sell their products, which in turn would adversely affect our ability to sell our products. This may result in higher than anticipated costs or lower than anticipated revenues.

               These regulations are also complex, change frequently and have tended to become more stringent over time. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state levels. In addition, these regulations may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. We may be required to incur significant expenses to comply with these regulations or remedy past violations of these regulations. Any failure by our company to comply with applicable government regulations could also result in cessation of portions or all of our operations, impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our products are sold into regulated industries, we must comply with additional regulations in marketing our products.

Our business is subject to environmental regulations that could be costly for our company to comply with.

               Federal, state and local regulations impose various environmental controls on the manufacturing, transportation, storage, use and disposal of batteries and hazardous chemicals and other materials used in, and hazardous waste produced by, the manufacturing of power sources and components. Conditions relating to our historical operations may require expenditures for clean-up in the future and changes in environmental laws and regulations may impose costly compliance requirements on us or otherwise subject us to future liabilities. Additional or modified regulations relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our batteries and components or restricting disposal of batteries may be imposed. In addition, we cannot predict the effect that additional or modified regulations may have on us or our customers.

Consolidation in the healthcare industry could result in greater competition and reduce our IMC revenues and harm our business.

               Many healthcare industry companies are consolidating to create new companies with greater market power. As the healthcare industry consolidates, competition to provide products and services to industry participants will become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for our products. If we are forced to reduce our prices because of consolidation in the healthcare industry, our revenues would decrease and our operating results would suffer.

Our IMC business is indirectly subject to healthcare industry cost containment measures that could result in reduced sales of our products.

               Our healthcare customers rely on third party payors, such as government programs and private health insurance plans, to reimburse some or all of the cost of the procedures in which our products are used. The continuing efforts of government, insurance companies and other payors of healthcare costs to contain or reduce those costs could lead to patients being unable to obtain approval for payment from these third party payors. If that occurred, sales of IMDs may decline significantly, and our customers may reduce or eliminate purchases of our products. The cost containment measures that healthcare providers are instituting, both in the United States and internationally, could reduce our revenues and harm our operating results.

Our ECP revenues are dependent on conditions in the oil and natural gas industry, which historically have been volatile.

               Sales of our commercial products depend to a great extent upon the condition of the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies, which comprise approximately 10% of ECP sales. In the past, oil and natural gas prices have been volatile and the oil and gas exploration and production industry has been cyclical, and it is likely that oil and natural gas prices will continue to fluctuate in the future. The current and anticipated prices of oil and natural gas influence the oil and gas exploration and production business and are affected by a variety of political and economic factors beyond our control, including worldwide demand for oil and natural gas, worldwide and domestic supplies of oil and natural gas, the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing, the level of production of non-OPEC countries, the price and availability of alternative fuels, political stability in oil producing regions and the policies of the various governments regarding exploration and development of their oil and natural gas reserves. An adverse change in the oil and gas exploration and production industry or a reduction in the exploration and production expenditures of oil and gas companies could cause our revenues from commercial products to suffer.

Risks Related to the Debentures and the Common Stock

We are dependent on cash from our subsidiaries to service the debentures.

               The debentures are obligations of Greatbatch, which is a holding company. Because we derive substantially all of our revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, from our operating subsidiaries and do not have significant operations of our own, we are dependent upon our subsidiaries to provide us with cash, in the form of dividends or intercompany credits, loans or otherwise, to meet our obligations, including our obligations under the debentures. Our subsidiaries will have no obligation to pay any amounts due on the debentures or to make any funds available to us for payment of the debentures, whether by dividends, loans, distributions or other payments. As of December 29, 2006, our subsidiaries held 99.6% of our total assets, which percentage gives effect to intercompany eliminations and excludes investment in subsidiaries.

Our indebtedness must be serviced from our cash flow which could adversely affect our business and our ability to make full payment on the debentures.

               Our aggregate level of indebtedness increased in connection with the private offering of our debentures. As of December 29, 2006, after giving effect to the issuance and sale of the debentures, we would have had $250 million of outstanding indebtedness and would have had the ability to incur $50 million in additional debt under the revolving line of credit portion of our senior credit facility. For the fiscal year ended December 29, 2006, our pro forma interest expense on our pro forma outstanding indebtedness, which gives effect to the issuance and sale of the debentures as if each had occurred at the beginning of 2006, would have been $8.2 million, assuming the indebtedness was outstanding for the entire year.

               Our aggregate level of indebtedness poses risks to our business and could have important consequences to investors, including the risks that:

                            o we could use a substantial portion of our
                              consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures and other general corporate purposes, including executing our business strategy of diversifying our product offerings in the implantable medical device market;

                            o insufficient cash flow from operations may force
                              us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us;

                            o our level of indebtedness may make us more
                              vulnerable to economic or industry downturns; and

                            o our debt service obligations increase our
                              vulnerabilities to competitive pressures, because many of our competitors are less leveraged than we are.

Because the debentures are subordinated to our senior debt and effectively subordinated to the debt and other liabilities of our subsidiaries, you may not receive full payment on your debentures.

               The debentures will be subordinated unsecured obligations of Greatbatch and will be junior to all of our existing and future indebtedness, other than any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the debentures. In addition, the debentures rank pari passu with our 2 1/4% Convertible Subordinated Debentures due 2013, issued under an indenture between us and Manufacturers and Traders Trust Company dated May 28, 2003, which we refer to as the "2003 debentures". As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment will be made on the debentures. Holders of the debentures may receive less ratably than holders of trade payables and holders of our other indebtedness in any such proceeding. In any of these cases, holders of the debentures may not be paid in full.

               As of December 29, 2006, after giving effect to the private offering of our debentures as if it had occurred on December 29, 2006, there would have been no senior debt outstanding, $50 million would have been available for borrowing under our senior credit facility, and $52,218,000 aggregate principal amount of 2003 debentures outstanding. Holders of the 2003 debentures may require us to repurchase their 2003 debentures on June 15, 2010, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest, if any. The indenture governing the debentures does not restrict the amount of indebtedness, including senior debt, that we may borrow in the future. We have entered into a commitment letter and term sheet with Manufacturers and Traders Trust Company, as administrative agent, providing for a replacement senior secured facility to Greatbatch, Ltd., our wholly owned subsidiary, in the original principal amount of $235,000,000 (which may be increased at our option to $335,000,000).

               In addition, the debentures are effectively subordinated in right of payment to all debt and other liabilities, including trade payables and other accrued liabilities, of our subsidiaries. As of December 29, 2006, our subsidiaries had total liabilities of approximately $42.3 million, excluding intercompany liabilities.

We are prohibited from, and may not have the financial resources to, repurchase the debentures upon a fundamental change, which would cause defaults under the senior credit facility and other indebtedness we may incur in the future.

               The holders of the debentures may require us to repurchase all or portion of their debentures upon a fundamental change as defined in the indenture for the debentures. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. We are prohibited under our senior credit facility, and may be prohibited under indebtedness we may incur in the future, from purchasing any debentures prior to their stated maturity. In such circumstances, we will be required to repay all of the outstanding principal of, and pay any accrued and unpaid interest on, indebtedness under the senior credit facility and any such other future indebtedness or to obtain the requisite consent from the lenders under the senior credit facility and the holders of any such other future indebtedness to permit the repurchase of the debentures. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to repurchase the debentures, which would constitute an event of default under the indenture for the debentures, which itself would also constitute a default under the senior credit facility and could constitute a default under the terms of any future indebtedness that we may incur. In addition, the events that constitute a fundamental change under the indenture for the debentures may also be events of default under the senior credit facility or other indebtedness we may incur in the future. Our obligation to offer to repurchase the debentures upon a fundamental change would not necessarily afford holders of debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction because those transactions could be structured in a manner whereby they would not be considered a "fundamental change" for purposes of the indenture for the debentures.

No public market exists for the debentures, and the resale of the debentures is subject to significant restrictions as well as uncertainties regarding the existence of any trading market for the debentures.

               Neither the debentures nor the shares of common stock issuable upon conversion of the debentures have been registered under the Securities Act or any state securities laws. As a result, until this registration statement is declared effective by the SEC, they may only be offered or sold if an applicable exemption from the registration requirements of the Securities Act and applicable state laws applies to the circumstances of the sale.

               The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures.

                Moreover, even if the holders are able to sell their debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

               Under the registration rights agreement applicable to the debentures, which has been filed with the registration statement of which this prospectus is a part, we are using our reasonable best efforts to have this shelf-registration statement declared effective to register the debentures and the common stock issuable upon the conversion of the debentures. However, we cannot assure you that we will be successful in having this registration statement declared effective.

The possible volatility of our common stock price could adversely affect the ability of holders to resell the debentures or common stock issuable upon conversion of the debentures.

         Market prices of the securities of technology companies have been volatile in the recent past. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results or prospects could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. For example, our stock price declined from a closing price of $44.69 per share on January 13, 2004 to a closing price of $14.57 on August 13, 2004. Investors may be unable to resell their shares of our common stock received upon conversion of the debentures at or above the conversion price. In the past, companies that have experienced volatility in the market price of their common stock have been the object of securities class action litigation. If we were to become the object of securities class action litigation, we may face substantial costs and our management's attention and resources may be diverted, which could harm our business.

The conditional conversion features of the debentures could result in holders of debentures receiving less than the value of the common stock into which a debenture is convertible.

               The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, holders may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

               The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

Upon conversion of the debentures, we will pay a settlement amount consisting of cash and, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, based upon a specified conversion reference period and you may receive less proceeds than expected.

         Generally, we will satisfy our conversion obligation to holders by paying cash equal to the principal amount of a debenture and by delivering, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock based on a daily conversion value calculated on a proportionate basis for each day of the 20 trading-day conversion reference period. Accordingly, upon conversion of a debenture, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the debenture as of the conversion date. In addition, because of the 20 trading-day conversion reference period, settlement will be delayed until at least the 23rd trading day following the related conversion date. See "Description of Debentures-Payment Upon Conversion." Upon conversion of the debentures, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your debentures is determined.

         There can be no assurance that we will have sufficient funds to satisfy our conversion obligation. Further, the terms of existing and future financing or other agreements relating to indebtedness, including senior debt may prohibit us from satisfying our conversion obligation. Our failure to convert the debentures into cash or a combination of cash and shares of our common stock upon exercise of a holder's conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the debentures.

The adjustment to the conversion rate for debentures converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your debentures as a result of such transaction.

         In the event that a specified corporate transaction that constitutes a designated event occurs or is anticipated to occur or an event occurs or is anticipated to occur that would have been a fundamental change but is deemed not to be a fundamental change because at least 95% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting a fundamental change consists of shares of common stock that are, or upon issuance will be, traded on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the U.S., under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for debentures converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under "Description of Debentures--Make Whole Premium." The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 37.0219 per $1,000 principal amount of debentures, subject to proportional adjustments.

         Our obligation to increase the conversion rate in connection with any such fundamental change transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If you hold debentures, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.
         If you hold debentures, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your debentures and in limited cases under the anti-dilution adjustments of the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Holders of debentures should consider the U.S. federal income tax consequences of owning the debentures.

               The debentures will be characterized as indebtedness for U.S. federal income tax purposes. Accordingly, you will be required to include, in your income, interest with respect to the debentures.

               The debentures will be characterized as contingent payment debt instruments for U.S. federal income tax purposes, and will be subject to U.S. federal income tax rules applicable to contingent payment debt instruments. Under that characterization and treatment, holders will be required to include amounts in income, as ordinary income, in advance of your receipt of the cash or other property attributable to the debentures. The amount of interest income required to be included by holders in income for each year will be in excess of the stated interest that is paid on the debentures. Holders will recognize gain or loss on the sale, exchange or conversion of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and their adjusted tax basis in the debenture. Any gain recognized by holders on the sale, exchange or conversion of a debenture generally will be treated as ordinary interest income. A discussion of the U.S. federal income tax consequences of ownership of the debentures is contained in this offering memorandum under the heading "Certain United States Federal Income Tax Considerations."

The IRS may challenge our ability to claim interest deductions with respect to the debentures.

               Section 279 of the Internal Revenue Code disallows the deduction of interest paid or accrued on certain convertible debt instruments if the convertible debt is used, directly or indirectly, to finance a corporate acquisition and certain other conditions are met. Although we do not currently anticipate using the proceeds of this offering to finance any specific acquisition, our ability to consummate strategic acquisitions is a component of our operating strategy, and there is a possibility that a portion of the proceeds from the offering could be used to finance a strategic corporate acquisition in the future. Although we do not believe that Section 279 would apply to disallow our interest deduction with respect to the debentures even if we were to consummate such a strategic acquisition, there is no assurance that
Section 279 would not apply. If we were not entitled to deduct interest on the debentures, our after-tax operating results could be adversely affected.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our stockholder's ability to sell their shares for a premium in a change of control transaction.

               Various provisions of our restated certificate of incorporation and bylaws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party which is opposed to by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

                            o authorizing the issuance of "blank check"
                              preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

                            o establishing a fixed size for our board of
                              directors;

                            o requiring that only the board of directors may
                              call special meetings of our stockholders;

                            o mandatory specific procedures for stockholders to
                              take any action by written consent; and

                            o establishing advance notice requirements for
                              nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

               We also have a stockholder rights plan that provides for, among other things, distributions to our stockholders upon an actual or prospective change in control of our company. The plan has an anti-takeover effect because a distribution under the plan may cause a substantial dilution to a person or a group that attempts to acquire a substantial number of our shares of common stock without the approval of our board of directors.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

               Some of the statements contained in this prospectus or incorporated by reference in this prospectus and other written and oral statements made from time to time by us and our representatives, are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions.

         They include statements relating to:

                            o future sales, expenses and profitability;

                            o the future development and expected growth of our
                              business and the IMD industry;

                            o our ability to execute our business model and our
                              business strategy;

                            o our ability to identify trends within the IMD,
                              medical component, and commercial power source industries and to offer products and services that meet the changing needs of those markets;

                            o projected capital expenditures; and

                            o trends in government regulation.

You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements and our prospects generally, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this report or to conform these statements to actual results.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: dependence upon a limited number of customers, product obsolescence, inability to market current or future products, pricing pressure from customers, reliance on third party suppliers for raw materials, products and subcomponents, fluctuating operating results, inability to maintain high quality standards for our products, challenges to our intellectual property rights, product liability claims, inability to successfully consummate and integrate acquisitions, unsuccessful expansion into new markets, competition, inability to obtain licenses to key technology, regulatory changes or consolidation in the healthcare industry, and other risks and uncertainties that arise from time to time and are described in our periodic filings with the Securities and Exchange Commission and under "Risk Factors" beginning on page 5 of this prospectus.

                                 USE OF PROCEEDS

               The selling stockholders will receive all of the proceeds from the sale of the debentures and the common stock issuable upon conversion of the debentures offered by this prospectus. We will not receive any proceeds.

                           PRICE RANGE OF COMMON STOCK

               Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "GB." Our common stock began trading on the NYSE on September 29, 2000 following our initial public offering.

               The table below shows, for the periods indicated, the high and low reported sale prices per share of our common stock on the NYSE.

                                                         Common Stock Price
                                                   -----------------------------

                                                   High                 Low
                                                   ----                 ---
Fiscal 2004
          First Quarter                           $45.15               $34.60
          Second Quarter                           37.42                23.10
          Third Quarter                            27.10                14.41
          Fourth Quarter                           22.94                15.30
Fiscal 2005
          First Quarter                           $22.43               $15.76
          Second Quarter                           25.19                17.30
          Third Quarter                            27.45                21.96
          Fourth Quarter                           30.40                24.03
Fiscal 2006
          First Quarter                           $28.02               $20.49
          Second Quarter                           24.92                19.10
          Third Quarter                            25.24                20.36
          Fourth Quarter                           27.78                21.40

               As of April 23, 2007, there were approximately 242 holders of record of our common stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

                Our ratios of earnings to fixed charges for each of the periods indicated are as follows:


                                             Fiscal Year Ended
----------------------------------------------------------------------------------------------------
Dec. 29,              Dec. 30,              Dec. 31,                Jan. 2,             Jan. 3,
2006                  2005                  2004                    2004                2003
----------------------------------------------------------------------------------------------------

5.5x                  4.0x                  5.9x                    8.4x                6.2x


                For purposes of determining the ratio of earnings to fixed charges, earnings represent income from continuing operations plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges represent interest on indebtedness whether expensed or capitalized, deferred financing fees amortization and estimated interest within rent expense.

                            DESCRIPTION OF DEBENTURES

               The debentures were issued under an indenture dated March 28, 2007, between Greatbatch, as issuer, and Manufacturers and Traders Trust Company, as trustee. On April 2, 2007, the original indenture was supplemented and amended by a supplemental indenture executed by us and the trustee. We refer to the indenture, as modified by the supplemental indenture, as the indenture. We issued the debentures to persons believed to be "qualified institutional purchasers" under Rule 144A promulgated under the Securities Act, or "accredited investors" under Regulation D promulgated pursuant to the Securities Act in transactions exempt from the registration requirements of the Securities Act. The debentures and the shares of common stock issuable upon conversion of the debentures are also covered by a registration rights agreement. The original indenture and the registration rights agreement were filed as exhibits to our Form 8-K filed on March 29, 2007, and the supplemental indenture was filed as an exhibit to our Form 8-K filed on April 4, 2007.

               The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated into this prospectus by reference. We urge you to read the indenture because it, and not this description, defines the rights of a holder of the debentures.

               As used in this "Description of Debentures" section, references to " Greatbatch," "we," "our" or "us" refer solely to Greatbatch and not to our subsidiaries.

General

               The debentures are general unsecured obligations of Greatbatch. Our payment obligations under the debentures are subordinated to our senior indebtedness and effectively subordinated to all debts and other liabilities of our subsidiaries as described under "-Subordination of Debentures." The debentures will be convertible into common stock as described under "-Conversion of Debentures."

         On March 28, 2007, holders of our 2 1/4% Convertible Subordinated Debentures due 2013, issued under an indenture between us and Manufacturers and Traders Trust Company dated May 28, 2003, which we refer to as the "2003 debentures", exchanged $50,000,000 aggregate principal amount of 2003 debentures for an equivalent principal amount of the debentures and such holders and other purchasers purchased an additional $80,000,000 aggregate principal amount of the debentures in a private offering.

         The indenture permits us to, from time to time after the execution of the original indenture, execute and deliver to the trustee for authentication additional debentures, and the trustee shall authenticate and deliver those additional debentures, if each of the following conditions are met:

           o the additional debentures and the debentures issued under the original indenture are dated as part of the same issue of debt instruments for the purposes of U.S. federal income taxes;

           o the additional debentures have the same CUSIP number as the debentures issued under the original indenture; and

           o the trustee receives certain opinions and certificates from our counsel and us, respectively, that the issuance of the additional debentures comply with the terms of the indenture.

         On April 2, 2007, holders of our 2003 debentures exchanged $67,782,000 aggregate principal amount of 2003 debentures for an equivalent principal amount of additional debentures in a private offering, so that the aggregate principal amounts of the debentures equals $197,782,000. We entered into the supplemental indenture in connection with the issuance of the referenced additional debentures.

         The debentures have been issued only in denominations of $1,000 and multiples of $1,000. The debentures will mature on June 15, 2013 unless earlier converted, redeemed or repurchased.

               The debentures are obligations of Greatbatch, which is a holding company. Because we derive substantially all of our revenues from our operating subsidiaries and do not have significant operations of our own, we are dependent upon the ability of our subsidiaries to provide us with cash, in the form of dividends or intercompany credits, loans or otherwise, to meet our obligations under the debentures. Our subsidiaries will have no obligation to pay any amounts due on the debentures or to make any funds available to us for payment of the debentures upon maturity or upon a redemption or purchase of the debentures as described below.

               Holders of the debentures are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under "-Redemption at Option of the Holder Upon Fundamental Change."

               The debentures bear interest at a rate of 2 1/4% per annum. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from March 28, 2007, or from the most recent date to which interest has been paid or duly provided for. We will pay contingent interest under certain circumstances as described under "-Contingent Interest." We will pay interest, including contingent interest, if any, on June 15 and December 15 of each year, beginning June 15, 2007, to record holders at the close of business on the preceding June 1 and December 1, as the case may be. Interest payable upon redemption or repurchase, including contingent interest, if any, will be paid to the person to whom principal is payable, unless the redemption date or repurchase date is an interest payment date. Payment of cash interest on the debentures will include interest accrued through the day before the applicable interest payment date or redemption date, as the case may be, except as described under "-Redemption at Option of the Holder Upon Fundamental Change."

               The debentures are debt instruments that are subject to the contingent payment debt regulations. Therefore, the debentures were issued with original issue discount for U.S. federal income tax purposes, which we refer to as tax original issue discount. In general, beneficial owners of the debentures will be required to accrue interest income on the debentures for U.S. federal income tax purposes in the manner described herein, regardless of whether such owners use the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest each year, as tax original issue discount, based on the rate at which we would issue a noncontingent, nonconvertible fixed-rate debt instrument with terms and conditions otherwise similar to the debentures, rather than at a lower rate based on the accruals on the debentures for non-tax purposes (i.e., in excess of the stated semi-annual interest payments and any contingent interest payments). Accordingly, owners of debentures will be required to include interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes. Furthermore, upon a sale, exchange or conversion of a debenture, holders of the debentures will recognize gain or loss equal to the difference between the amount realized by the holder and a holder's adjusted tax basis in the debenture. The amount realized by the holder will include, in the case of a conversion, the fair market value of the stock received. Any gain on a sale, exchange or conversion of a debenture will be treated as ordinary interest income. Holders of the debentures are expected to consult their own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the debentures.

               We are maintaining an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the debentures and a holder of debentures may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to a holder's address as it appears in the debenture register, provided that any holder with an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds.

               However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of Debentures

               Holders of debentures may convert any of their debentures, in whole or in part, into shares of our common stock prior to the close of business on the final maturity date of the debentures, subject to prior redemption or repurchase of the debentures, only under the following circumstances:

                      o         upon satisfaction of a market price condition;

                      o         upon satisfaction of a trading price condition;

                      o         upon notice of redemption;

                      o         upon specified corporate transactions;

                      o         upon a fundamental change; or

                      o         within 60 days of final maturity date.

The number of shares of common stock to be received upon conversion of the debentures will be determined by multiplying the number of $1,000 principal amount debentures converted by an individual holder by the conversion rate on the date of conversion. The initial conversion rate for the debentures is
28.8219 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $34.70 per share. If we call debentures for redemption, a holder may convert the debentures only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. If a holder submitted their debentures for redemption upon a fundamental change, such holder may convert their debentures only if such holder withdraws their redemption election. Similarly, if a holder exercises their option to require us to redeem their debentures other than upon a fundamental change, those debentures may be converted only if a holder withdraws their election to exercise their option in accordance with the terms of the indenture. A holder may convert their debentures in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. Upon conversion, a holder will not receive any cash payment of interest, including contingent interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

                     o         the principal amount of the debenture; and

                     o accrued but unpaid interest, including contingent interest, if any, and accrued tax original issue discount, attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest, including contingent interest, if any, and accrued tax original issue discount to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment upon receipt of our common stock upon conversion, see "Certain United States Federal Income Tax Considerations."

               Notwithstanding the preceding paragraph, if debentures are converted after a record date but prior to the next interest payment date, holders of such debentures at the close of business on the record date will receive the interest, including contingent interest, if any, payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest, including contingent interest, if any, payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is during such period or (3) to the extent of any overdue interest or overdue contingent interest, if any overdue interest or overdue contingent exists at the time of conversion with respect to such debenture.

Conversion Upon Satisfaction of Market Price Condition

               A holder of debentures may surrender debentures for conversion into our common stock prior to the close of business on the maturity date during any fiscal quarter commencing after June 30, 2007 if the closing sale price of our common stock exceeds 150% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter and that the debentures are not convertible pursuant to the satisfaction of a market price condition prior to July 1, 2007.

               The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate. The "closing sale price" will be determined without reference to extended or after hours trading. The "conversion price" as of any day will equal $1,000 divided by the number of shares of common stock issuable upon conversion of $1,000 principal amount of debentures.

Conversion Upon Satisfaction of Trading Price Condition

               A holder of debentures may surrender debentures for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures (the "98% Trading Exception").

               The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $10,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the debentures from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the "closing sale price" of our common stock on such determination date and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

               The trustee does not have an obligation to determine the trading price of the debentures unless we have requested such determination; and we do not have any obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures; at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

Conversion Upon Notice of Redemption

               If we call debentures for redemption, a holder of debentures may convert the debentures until the close of business on the business day immediately preceding the redemption date, after which time such holder's right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

               If we elect to:

                     o distribute to all holders of our common stock certain rights or warrants; or

                     o distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify the holders of our debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, the holders of our debentures may surrender debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion price or a holders' ability to convert will be made if a holder of debentures will otherwise participate in the distribution without conversion.

               In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder of debentures may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, a holder's right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted debentures immediately prior to the transaction. If the transaction also constitutes a fundamental change, a holder of debentures can require us to redeem all or a portion of their debentures as described under "Redemption At Option of the Holder Upon Fundamental Change."

Conversion Upon a Fundamental Change

         If any fundamental change occurs (as defined under "-Redemption at Option of the Holder Upon Fundamental Change"), a holder of debentures may surrender debentures for conversion into our common stock.

Conversion Within 60 Days of Final Maturity Date

         A holder of debentures may surrender debentures for conversion into our common stock at any time during the period beginning 60 days prior to, but excluding, June 13, 2013.

Conversion Procedures

               To convert debentures into common stock a holder of debentures must do the following:

                     o complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

                     o         surrender the debenture to the conversion agent;

                     o if required, furnish appropriate endorsements and transfer documents;

                     o         if required, pay all transfer or similar taxes;
                               and

                     o if required, pay funds equal to interest payable on the next interest payment date.

The date that each individual holder of debentures complies with these requirements is the conversion date under the indenture. If an interest is a beneficial interest in a global debenture, to convert, a holder must comply with the last three requirements listed above and comply with the depositary's procedures for converting a beneficial interest in a global debenture.

       We will adjust the conversion rate if any of the following events occurs:

                     o we issue common stock as a dividend or distribution on our common stock;

                     o we issue to all holders of common stock certain rights or warrants to purchase our common stock;

                     o         we subdivide or combine our common stock;

                     o we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding: rights or warrants specified above; dividends or distributions specified above; and cash distributions;

                     o If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted;

                     o we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of: the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of the common stock; and 1.25% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, calculated at the time of each distribution.

If an adjustment is required to be made under this clause as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

                      o we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

                      o someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if:

                      o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

                      o the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

                      o However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

               If the rights provided for in our stockholder rights agreement dated March 18, 2002 or in any future rights plan adopted by us have separated from our common stock in accordance with the provisions of the applicable stockholder rights agreement so that the holders of the debentures would not be entitled to receive any rights in respect of the common stock issuable upon conversion of the debentures, the conversion rate will be adjusted as if we distributed to all holders of our common stock, evidences of indebtedness or assets as described under the fourth bullet point above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend such applicable stockholder rights agreement to provide that upon conversion of the debentures the holders will receive, in addition to the common stock issuable upon such conversion, the rights which would have attached to such shares of common stock if the rights had not become separated from the common stock under such applicable stockholder rights agreement. See "Description of Capital Stock Preferred Stock Stockholder Rights Plan."

               In the event of:

                      o        any reclassification of our common stock;

                      o a consolidation, merger or combination involving us; or

                      o a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of their debentures, a holder of debentures will be entitled to receive the same type of consideration which such holder would have been entitled to receive if such holder had converted the debentures into our common stock immediately prior to any of these events.

               A holder of debentures may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "Certain United States Federal Tax Considerations."

               We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Tax Considerations."

               We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Make Whole Premium

         If you elect to convert your debentures upon the occurrence of a fundamental change (as defined under "-Redemption at Option of the Holder Upon Fundamental Change"), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of our common stock, or the additional shares, as described below.

         The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective, or the effective date, and the price paid per share of our common stock in the corporate transaction. If the holders of our common stock receive only cash in the corporate transaction, the stock price shall be the cash amount paid per share of our common stock in connection with the corporate transaction. Otherwise, the stock price shall be the volume weighted average price of our common stock over the ten trading-day period ending on the trading day preceding the effective date of the fundamental change.

         The stock prices set forth in the first row of the table below (i.e., column headings) will be adjusted as of any date on which the conversion rate of the debentures is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the closing sale price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above.

         The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of debentures:

                                   Share Price

Effective Date     $26.98    $30.00    $35.00    $40.00    $45.00    $50.00    $55.00    $60.00    $70.00    $80.00    $90.00
--------------     ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
March 28, 2007       8.2       6.7      4.9        3.7       2.9       2.3       1.9       1.5       1.1       0.8       0.5
June 15, 2007        8.2       6.7      4.9        3.7       2.8       2.2       1.8       1.5       1.0       0.7       0.5
June 15, 2008        8.2       6.6      4.6        3.4       2.6       2.0       1.6       1.3       0.9       0.6       0.4
June 15, 2009        7.7       6.0      4.1        2.9       2.1       1.6       1.3       1.0       0.6       0.4       0.3
June 15, 2010        7.4       5.5      3.6        2.4       1.6       1.2       0.9       0.7       0.4       0.3       0.2
June 15, 2011        7.0       4.8      2.7        1.6       1.0       0.6       0.4       0.3       0.2       0.1       0.1
June 15, 2012        6.3       3.3      0.3        0.0       0.0       0.0       0.0       0.0       0.0       0.0       0.0
June 15, 2013        6.3       3.3      0.0        0.0       0.0       0.0       0.0       0.0       0.0       0.0       0.0

         In the event that the exact stock price and effective dates may not be set forth on the table above, in which case:

             o if the stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the adjustment to the conversion rate will be determined by straight-line interpolation between the make whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

             o if the stock price on the effective date equals or exceeds $90.00 per share (subject to adjustment), no adjustment of the conversion rate will be made; and

             o if the stock price on the effective date is less than $26.98 per share (subject to adjustment), no adjustment of the conversion rate will be made.

         Notwithstanding anything discussed above, in no event will the total number of shares of our common stock issuable upon conversion of the debentures exceed 37.0219 per $1,000 principal amount of debentures, other than on account of proportional adjustments to the conversion rate as discussed above.

         Our obligation to pay the make whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Payment Upon Conversion

         In lieu of delivery of some or all of the shares of our common stock otherwise issuable upon conversion of the debentures, at our option the holders shall receive for each $1,000 principal amount of debentures being surrendered for conversion (a) cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value (as defined below); and, in addition to amounts distributed pursuant to (a), (b) if the conversion value is greater than $1,000, a number of shares of our common stock equal to the sum of the daily share amounts (as defined below) for each of the 20 trading days during the conversion reference period (as defined below, subject to our right to deliver cash in lieu of all or a portion of those shares as discussed below).

         In the event that we elect to pay cash in lieu of all or a portion of the common stock offered issuable pursuant to the preceding paragraph, then on any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash, or the cash percentage, and the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the closing price of the common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the debentures.

          "Daily share amount," means, for each of the 20 trading days during the conversion reference period (as defined below), a number of shares (but in no event less than zero) equal to (i) the amount of (a) the volume weighted average price (as defined below) for such trading day multiplied by the applicable conversion rate (as defined below), less (b) $1,000; divided by (ii) the volume weighted average price (as defined below) for such trading day multiplied by 20.

         "Conversion rate" per $1,000 principal amount of debentures as of any day means the result obtained by diving (i) $1,000 by (ii) the then applicable conversion price.

         "Conversion value" means for each $1,000 principal amount of debentures, the average of the product of (1) the applicable conversion rate and
(2) the average of the daily volume weighted average prices of our common stock for the 20 consecutive trading days during the conversion reference period (as defined below).

         "Conversion reference period" with respect to debentures converted during the 60 days prior to but excluding, any change in control payment date or the maturity date of the debentures, the 20 consecutive trading days beginning on the third trading day following the relevant change in control payment date or maturity date and in all other instances, the twenty consecutive trading days beginning on the third trading day following the date of the conversion.

         "Trading price" of the debentures means the average of the secondary bid quotations per $1,000 principal amount of debentures obtained for $10,000, principal amounts of debentures at a specified time.

         "Volume weighted average price" per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page "GB EQUITY VAP" in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of common stock on such day as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

         At any time prior to June 15, 2013, we may make an irrevocable physical settlement election to provide, upon conversion of outstanding debentures, in lieu of providing cash and shares as described in this section "-Payment Upon Conversion", shares of our common stock equal to the conversion rate for each $1,000 principal amount of debentures converted and the amount of any cash in lieu of fractional shares. You will be informed if we make an irrevocable physical settlement election. We may irrevocably waive our right to make an irrevocable physical settlement election at any time, so long as we have not previously made an irrevocable physical settlement election.

Contingent Interest

               Beginning with the six-month interest period commencing June 15, 2012, we will pay contingent interest to the holders of debentures if the trading price of the debentures, as defined above, for each of the five trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the debentures.

               During any period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of debentures will equal 0.25% of the average trading price of $1,000 principal amount of debentures during the five trading days immediately preceding the first day of the applicable six-month interest period.

               We will notify the holders upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption by Greatbatch

               Beginning June 20, 2012, we may redeem the debentures in whole or in part at a redemption price equal to 100% of the principal amount of debentures being redeemed and accrued and unpaid interest, including contingent interest, if any, to, but excluding, the redemption date. If the redemption date is an interest payment date, interest, including contingent interest, if any, shall be paid on such interest payment date to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

               If less than all of the outstanding debentures are to be redeemed, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's debentures is selected for partial redemption and such holder converts a portion of their debentures, the converted portion will be deemed to be of the portion selected for redemption.

               We may not redeem the debentures if we have failed to pay any interest on the debentures and such failure to pay is continuing. We will notify the holders if we redeem the debentures.

Redemption at Option of the Holder Upon Fundamental Change

               If a fundamental change of Greatbatch occurs at any time prior to the maturity of the debentures, holders of our debentures may require us to redeem their debentures, in whole or in part, on a redemption date that is 30 days after the date of our notice of the fundamental change. The debentures will be redeemable in integral multiples of $1,000 principal amount.

               We will redeem the debentures at a price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the redemption date, unless the redemption date falls after a record date and on or prior the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payment, including contingent interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date.

               We will mail to all record holders a notice of a fundamental change within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If a debenture holder elects to redeem debentures, such holder must deliver to us or our designated agent, on or before the redemption date specified in our fundamental change notice, a redemption notice and any debentures to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for debentures surrendered for redemption following the redemption date.

         A fundamental change will be deemed to have occurred if any of the following occurs after March 5, 2007:

             o any "person" (as defined below) or "group" (as defined below) is or becomes the "beneficial owner" (as defined below), directly or indirectly, of shares of our voting stock (as defined below) representing 50% or more of the total voting power of all our outstanding voting stock normally entitled to vote in the election of our directors or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

             o we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned" (as defined below), directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own" (as defined below), directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee person; or

             o the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture); or

             o shares of our common stock are neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the U.S.; or

             o any time the "continuing directors" do not constitute a majority of our board of directors. The indenture defines a continuing director on any date of determination as any individual who on March 28, 2007 was a member of our board of directors, together with any directors whose election, or, solely to fill the vacancy of a continuing director, appointment by our board of directors or whose nomination for election by our stockholders is duly approved by the vote of a majority of our directors on the board of directors (or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed) then still in office who were either directors on March 28, 2007 or whose election, appointment (in the case of a vacancy of a continuing director), or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us in which such individual is named as a nominee for director).

         However, a change in control will not be deemed to have occurred if in the case of a merger or consolidation, at least 95% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the U.S. (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the debentures become convertible solely into such common stock.

         For purposes of this change in control definition:

             o "person" and "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

             o a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

             o     "beneficially own" and "beneficially owned" have meanings
                    correlative to that of beneficial owner;

             o "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

             o "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or trustees.

         The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

               We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act, as amended, in the event of a fundamental change.

               These fundamental change redemption rights could discourage a potential acquirer of Greatbatch. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the debentures upon a fundamental change would not necessarily afford a holder of our debentures protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

               We may be unable to redeem the debentures in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the debentures under certain circumstances, or expressly prohibit our redemption of the debentures upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming debentures, we could seek the consent of our lenders to redeem the debentures or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the debentures. Our failure to redeem tendered debentures would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. If a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of debentures.

Subordination of Debentures

               Payment on the debentures will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The debentures also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries. In addition, the debentures rank pari passu with our 2003 debentures of which $52,218,000 aggregate principal amount are outstanding. Holders of the 2003 debentures may require us to repurchase their 2003 debentures on June 15, 2010, at a purchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest, if any.

               Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, interest, including contingent interest, if any, and liquidated damages, if any, on the debentures will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the debentures because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness obligations before the holders of the debentures are entitled to receive any payment or distribution. We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the debentures is accelerated because of an event of default.

               We may not make any payment on the debentures if:

                    o a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

                    o a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

               We may resume payments and distributions on the debentures:

                   o in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

                   o in case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

               No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

               If the trustee or any holder of the debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

               Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

               The debentures are exclusively obligations of us. A substantial portion of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the debentures, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

         Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

               The term "senior indebtedness" is defined in the indenture and includes principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

                    o any indebtedness that by its express terms is not senior to the debentures or is pari passu or junior to the debentures; or
                    o any indebtedness we owe to any of our majority-owned subsidiaries; or
                    o         the debentures.

               The term "indebtedness" is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers' acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

               The term "designated senior indebtedness" is defined in the indenture and includes, in general terms, our senior credit facility (or any such future senior credit facility) and any other senior indebtedness that by its terms expressly provides that it is "designated senior indebtedness" for purposes of the indenture. We have entered into a commitment letter and term sheet with Manufacturers and Traders Trust Company, as administrative agent, providing for a replacement senior secured facility to Greatbatch, Ltd., our wholly owned subsidiary, in the original principal amount of $235,000,000 (which may be increased at our option to $335,000,000).

               As of April 23, 2007, after giving effect to the issuance of the debentures and the application of the proceeds therefrom, we had $250 million of indebtedness outstanding and our subsidiaries had no significant indebtedness. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

               We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee's claims for these payments will generally be senior to those of debenture holders in respect of all funds collected or held by the trustee.

Merger and Sale of Assets by  Greatbatch

               The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

                     o we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

                     o the successor person assumes all of our obligations under the debentures and the indenture;

                     o after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

                     o we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

               When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the debentures and the indenture.

Events of Default; Notice and Waiver

               The following will be events of default under the indenture:

                     o we fail to pay principal or premium, if any, when due upon redemption, repurchase or otherwise on the debentures, whether or not the payment is prohibited by subordination provisions;

                     o we fail to pay any interest, including contingent interest, if any, and liquidated damages, if any, on the debentures, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

                     o we fail to provide notice of the occurrence of a fundamental change on a timely basis;

                     o we fail to deliver all cash and any shares of common stock, if any, required to be delivered upon conversion of a debenture;

                     o we fail to perform or observe any of the covenants in the indenture for 60 days after written notice; provided that we will have up to 120 days after receipt of a written notice to remedy, or receive a waiver for, our failure to file annual or quarterly reports in accordance with the Indenture or to comply with Section 314(a)(1) of the Trust Indenture Act, so long as we elect to pay the holders an extension fee within 60 days of the date of notice of such failure; or

                     o certain events involving our bankruptcy, insolvency or reorganization.

               The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, premium, interest, including contingent interest, if any, or liquidated damages, if any, on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

               If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal, premium, if any, and accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest, including contingent interest, if any, or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

               Payments of principal, premium, if any, or interest, including contingent interest, if any, or liquidated damages, if any, on the debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

               The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

               No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest, including contingent interest, if any, or liquidated damages, if any, on the debentures, unless:

                        o the holder has given the trustee written notice of an event of default;

                        o the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

                        o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

                        o the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

                        o the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver
               The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

                       o         extend the fixed maturity of any debenture;

                       o reduce the rate or extend the time for payment of interest, including contingent interest, if any, or liquidated damages, if any, of any debenture;

                       o reduce the principal amount or premium of any debenture;

                       o reduce any amount payable upon redemption of any debenture;

                       o adversely change our obligation to redeem any debentures on a redemption date;

                       o adversely change our obligation to redeem any debenture upon a fundamental change;

                       o change the right of holders of debentures who have elected to convert their debentures upon the occurrence of a fundamental change to receive a make whole premium (as described in "Description of Debentures - Make Whole Premium");

                       o impair the right of a holder to institute suit for payment on any debenture;

                       o change the currency in which any debenture is payable;

                       o impair the right of a holder to convert any debenture or reduce the number of common shares or any other property receivable upon conversion;

                       o adversely modify, in any material respect, the subordination provisions of the indenture;

                       o reduce the quorum or voting requirements under the indenture;

                       o change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

                       o subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

                       o reduce the percentage of debentures required for consent to any modification of the indenture.

               We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures.

Form, Denomination and Registration

               The debentures will be issued:

                    o          in fully registered form;

                    o          without interest coupons; and

                    o in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debenture, Book-Entry Form

               Debentures are evidenced by one or more global debentures. The global debenture or debentures have been deposited with DTC and we have registered the global debentures in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

               Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

               Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

                    o not be entitled to have certificates registered in their names;

                    o not receive physical delivery of certificates in definitive registered form; and

                    o         not be considered holders of the global debenture.

               We will pay interest, including contingent interest, if any, on and the redemption price and the repurchase price of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

                    o for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

                    o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

               Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

               DTC has advised us that it is:

                    o a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

                    o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

                    o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

               DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

               DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in certificated form in exchange for global debentures. In addition, we may at any time and in our sole discretion determine not to have debentures represented by global debentures and in such event will issue certificates in definitive form in exchange for the global debentures.

Restrictions on Transfer, Legends

               The debentures will be subject to transfer restrictions as described below under "Transfer Restrictions" and certificates for the debentures will bear a legend to this effect.

Registration Rights of the Debenture Holders

               On March 28, 2007, we entered into a registration rights agreement with the purchasers of the debentures that requires us, among other things, to file within 30 days and to use our reasonable best efforts to cause to become effective within 90 days after that date a shelf registration statement with the SEC covering the resale of the debentures and the common stock issuable upon conversion of the debentures. We have filed with the SEC a registration statement, of which this prospectus is a part, to satisfy this obligation under the registration rights agreement. A holder who sells debentures or common stock pursuant to the registration statement generally will be required to be named as a selling stockholder in this prospectus or a related prospectus supplement and to deliver a prospectus to the subsequent purchasers, and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions).

               We will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

                     o all of the registrable securities have been sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force; or

                     o the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act, or any successor provision.

               When we use the term "registrable securities" in this section, we are referring to the debentures and the common stock issuable upon conversion of the debentures until the earliest of:

                     o the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

                     o the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act; and

                     o the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act.

               We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

                     o         exceed 30 days in any three-month period; or

                     o an aggregate of 90 days for all periods in any 12-month period.

               Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

               We will pay predetermined liquidated damages on any interest payment date if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above:

                     o on the debentures at an annual rate equal to 0.5% of the aggregate principal amount of the debentures outstanding until the registration statement is filed or made effective or during the additional period the prospectus is unavailable; and

         We will not pay liquidated damages with respect to debentures that have been converted into common stock or the principal amount of debentures that have been converted into common stock.

               A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

                     o be named as a selling stockholder in the related prospectus;

                     o         deliver a prospectus to purchasers; and

                     o be subject to the provisions of the registration rights agreement, including indemnification provisions.

               Under the registration rights agreement we will:

                     o pay all expenses of the shelf registration statement;

                     o provide each registered holder copies of the prospectus;

                     o notify holders when the shelf registration statement has become effective; and

                     o take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

               The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders though brokers and dealers.

               We have given notice to all holders of the filing and will give notice of the effectiveness of the shelf registration statement by issuing a press release to Reuters Economic Services and Bloomberg Business News. We have included as Annex A to this offering memorandum a form of notice and questionnaire to be completed and delivered by a holder interested in selling its registrable securities pursuant to the shelf registration statement. In order to be named as a selling stockholder in the prospectus at the time of effectiveness of the shelf registration statement, each holder must complete and deliver the questionnaire to us on or prior to the tenth business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will, within 15 business days, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit each holder to deliver a prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. We will pay the predetermined liquidated damages described above to the holder if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing. If any holder does not complete and deliver a questionnaire or provide the other information we may request, such a holder will not be named as a selling stockholder in the prospectus and will not be permitted to sell registrable securities pursuant to the shelf registration statement. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

               We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

               We have appointed Manufacturers and Traders Trust Company, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee is also the administrative agent and a lender under the Second Amended and Restated Credit Agreement dated as of May 31, 2005, as amended, among our subsidiary, Greatbatch Ltd., and the lenders party thereto. The trustee or its affiliates may also provide other services to us in the ordinary course of their business.

               The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

Governing Law

               The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

                        DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

General. As of April 23, 2007, after giving effect to this offering and the application of the net proceeds therefrom, we had no indebtedness outstanding under our senior credit facility and the ability to incur $50.0 million in additional debt under this revolving line of credit. The borrower under the senior credit facility is Greatbatch Ltd., our wholly owned subsidiary. We have entered into a commitment letter and term sheet with Manufacturers and Traders Trust Company, as administrative agent, providing for a replacement senior secured facility to Greatbatch, Ltd., in the original principal amount of $235,000,000 (which may be increased at our option to $335,000,000). In addition, the debentures rank pari passu with our 2 1/4% Convertible Subordinated Debentures due 2013, issued under an indenture between us and Manufacturers and Traders Trust Company dated May 28, 2003, which we refer to as the "2003 debentures". Holders of the 2003 debentures may require us to repurchase their 2003 debentures on June 15, 2010, at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, including contingent interest, if any.

Interest Rates; Fees. The interest rate under the revolving line of credit varies with our leverage. At April 23, 2007, the applicable interest rates for the line of credit were the administrative agent bank's publicly announced prime rate, or the London Interbank Offered Rate, or LIBOR, plus 1.00% - 2.25% at our option, depending on leverage.

               We are required to pay the lenders under the senior credit facility a commitment fee of between .125% and .250% per annum, payable quarterly in arrears, on the unused portion of the revolving line of credit depending on our leverage. We are also required to pay letter of credit fees to each participating bank for outstanding letters of credit of between .125% and ..250% per annum of the bank's share of the drawn and undrawn amounts on outstanding letters of credit, depending on leverage.

Collateral and Guarantees. The senior credit facility is secured by liens on all of the assets of our subsidiaries, other than real estate, our guarantee as corporate parent and by guarantees of our other subsidiaries. The credit facility is also secured by a pledge of the capital stock of our operating subsidiaries, other than Greatbatch Ltd., and a negative pledge on any of our other assets.

Covenants. The terms of the senior credit facility require us to comply with various financial covenants, including maximum quarterly leverage, and minimum quarterly fixed charge and interest coverage ratios, in relation to EBITDA. In addition, we agreed to covenants that, among other things, limit our ability to incur additional indebtedness, grant liens, sell and transfer assets, make loans or investments, engage in mergers, consolidations or acquisitions, pay dividends or other distributions to stockholders, redeem capital stock, and engage in other matters customarily restricted in senior secured credit facilities. These covenants are subject to qualifications and exceptions.

Events of Default. The senior credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, certain events of bankruptcy and insolvency, certain ERISA-related events, judgment defaults, failure of any guaranty or security agreement supporting our obligations under the senior credit facility to be in full force and effect, and change of control transactions.

2003 Debentures

General. On May 28, 2003, we issued and sold $170,000,000 aggregate principal amount of our 2 1/4% Convertible Subordinated Debentures due 2013, issued under an indenture between us and Manufacturers and Traders Trust Company dated May 28, 2003, which we refer to as the "2003 debentures," in a private offering to persons believed to be "qualified institutional purchasers" under Rule 144A promulgated under the Securities Act. On March 28, 2007 and April 2, 2007, holders of our 2003 debentures exchanged $117,782,000 of 2003 debentures for an equivalent amount of the debentures in two separate private offerings. Interest on the 2003 debentures is payable on June 15 and December 15 of each year, beginning December 15, 2003. The 2003 debentures mature on June 15, 2013, unless earlier converted, redeemed or repurchased.

Interest. Beginning with the six-month interest period commencing June 15, 2010, we will pay additional contingent interest during any six-month interest period if the trading price of the 2003 debentures for each of the five trading days immediately preceding the first day of the interest period equals or exceeds 120% of the principal amount of the 2003 debentures.

Conversion. Holders may convert the 2003 debentures into shares of our common stock at a conversion rate of 24.8219 shares per $1,000 principal amount of the 2003 debentures, subject to adjustment, before the close of business on June 15, 2013 only under the following circumstances: (1) during any fiscal quarter commencing after July 4, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (2) subject to certain exceptions, during the five business days after any five consecutive trading day period in which the trading price per $1,000 principal amount of the 2003 debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the 2003 debentures; (3) if the 2003 debentures have been called for redemption; or
(4) upon the occurrence of certain corporate events.

Redemption. Beginning June 20, 2010, we may redeem any of the 2003 debentures at a redemption price of 100% of their principal amount, plus accrued interest. Holders of the 2003 debentures may require us to repurchase their 2003 debentures on June 15, 2010 or at any time prior to their maturity following a fundamental change at a repurchase price of 100% of their principal amount, plus accrued interest.

                          DESCRIPTION OF CAPITAL STOCK

               As of the date of this prospectus, our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock, par value $.001 per share and 100,000,000 shares of preferred stock, par value $.001 per share. As of April 23, 2007, 22,326,335 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Voting. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of our common stock can elect all of the members of our board of directors.

Dividends and Other Distributions. Subject to preferences of any preferred stock that may be issued in the future, the holders of our common stock are entitled to receive dividends as may be declared by our board of directors.

Distribution on Dissolution. Subject to any preferences of any preferred stock that may be issued in the future, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Other Aspects of Our Common Stock. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

               Under our restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privilege and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

Stockholder Rights Plan. Each outstanding share of our common stock has attached to it one preferred share purchase right, which we refer to as a right. Each right, once exercisable, entitles the registered holder of our common stock to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, which we refer to as participating preferred shares, at a price of $160.00 per one one-hundredth of a participating preferred share, subject to adjustment. Each one one-hundredth of a share of participating preferred shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of our common stock. The description and terms of the rights are set forth in a Stockholders Rights Agreement, dated as of March 18, 2002, between us and Mellon Investor Services LLC, as rights agent.

               Until the distribution date described below, we will not issue separate certificates evidencing the rights. Until that date, the rights will be evidenced, with respect to any common stock certificate, by that common stock certificate. The rights, unless earlier redeemed by our board of directors, will detach from the common stock and a distribution date will occur upon the earlier of the following dates:

                     o the tenth day following a public announcement that an "acquiring person," which may include an entity or group of affiliated or associated persons, has acquired beneficial ownership of 15% or more of the total of our outstanding common stock and any other outstanding shares of our capital stock with voting rights similar to our common stock, or

                     o the tenth business day following the commencement of, or the first public announcement by any person or group of an intention to commence, a tender offer that would result in any person or entity, including a group of affiliated or associated persons, acquiring beneficial ownership of 15% or more of our outstanding common stock.

Our board of directors may postpone the distribution date by determining a later distribution date before the time any person or group becomes an acquiring person.

               The term "acquiring person" does not include us, any of our subsidiaries, any of our or our subsidiaries' employee benefit plans or any entity holding our common stock for or under any of our or our subsidiaries' employee benefit plans. In addition, a person who would otherwise be an acquiring person will not be considered an acquiring person if our board of directors determines in good faith that such person inadvertently became the beneficial owner of 15% or more of our common stock and such person divests itself, as promptly as practicable, of beneficial ownership of a sufficient number of shares of our common stock so that it would no longer otherwise qualify as an acquiring person.

               In addition, except under limited circumstances, no person or entity shall become an acquiring person as the result of any action or transaction approved by our board of directors before such person or entity became an acquiring person or by a reduction in the number of issued and outstanding shares of our common stock in a transaction approved by our board of directors which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 15% or more of out outstanding common stock.

               The rights agreement provides that, until the distribution date, or earlier redemption or expiration of the rights, the rights will be transferred only with our common stock. The rights will be evidenced, with respect to any common stock certificate outstanding as of April 30, 2002, by that common stock certificate with a summary of the rights attached to it. Until the distribution date, or earlier redemption, exchange or expiration of the rights, new common stock certificates issued after April 30, 2002 will contain a legend incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any certificates for common stock, even without a summary of the rights attached to it, also will constitute the transfer of the rights associated with the common stock represented by that certificate. As soon as practicable after the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and the separate right certificates alone will evidence the rights. Only our common stock issued before the distribution date will be issued with rights.

               The rights are not exercisable until the distribution date. The rights will expire on March 18, 2012 unless the rights are earlier redeemed or exchanged by us, in each case, as described below.

               The exercise price payable for the participating preferred shares, and the number of participating preferred shares or other securities or property issuable, upon exercise of the rights, as well as the number of rights outstanding, are subject to adjustment from time to time to prevent dilution in the following circumstances:

                     o in the event of a stock dividend on, or a subdivision, split, combination or consolidation of the participating preferred shares,

                     o upon the grant to holders of our common stock of rights, options or warrants to subscribe for or purchase common stock at a price, or securities convertible into participating preferred shares with a conversion price, less than the current market price of the participating preferred shares, or

                     o upon the distribution to holders of our common stock of evidences of indebtedness, cash, securities or assets, excluding regular quarterly cash dividends not in excess of 150% of previous regular quarterly cash dividends, dividends payable in common stock or options, rights or warrants, other than those referred to above.

               The number of outstanding rights and the number of one one-hundredths of a participating preferred share issuable upon exercise of each right are also subject to adjustment in the event of a dividend or other distribution on the common stock payable in common stock or subdivisions, consolidations or combinations of our common stock occurring, in any of those cases, before the distribution date.

               Participating preferred shares purchasable upon exercise of the rights will be non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, will be subordinate to any other series of our preferred stock. We may not issue the participating preferred stock except upon the exercise of the rights.

               Each share of participating preferred stock will receive the following dividends, when, as and if declared by our board of directors:

                      o cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on our common stock; and

                      o a preferential cash dividend, if any, in preference to the holders of our common stock, on the first business day of each quarter, which we refer to as a quarterly dividend payment date, commencing on the first quarter following the first issuance of a share of participating preferred stock, payable in an amount equal to $.10 per share of participating preferred stock less the per share amount of all cash dividends declared on the participating preferred stock since the immediately preceding quarterly payment date or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of participating preferred stock.

               The preferential cash dividends will begin to accrue on outstanding shares of our participating preferred stock from the quarterly dividend payment date next preceding the date of issuance of any shares of participating preferred stock. Any accrued but unpaid preferential dividends will cumulate but will not bear interest. Preferential dividends paid on the shares of our participating preferred stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

               In addition, the holders of our participating preferred stock are entitled to receive 100 times any non-cash dividends, other than dividends payable in equity securities, declared on our common stock, in like kind. If there is a liquidation, the holders of our participating preferred stock will be entitled to receive, for each share of participating preferred stock, a payment in an amount equal to the greater of the exercise price for the participating preferred stock, plus any accrued and unpaid dividends and distributions in respect of the participating preferred stock or 100 times the payment made per share of our common stock.

               Each share of participating preferred stock will have 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of participating preferred stock will be entitled to receive 100 times the amount received per share of common stock.

               Unless the rights are earlier redeemed, in the event that a person or entity becomes an acquiring person, each holder of record of a right, other than rights beneficially owned by an acquiring person and certain of its affiliates, associates and transferees, whose rights will thereupon become null and void, will thereafter have the right to receive, upon payment of the exercise price and in lieu of shares of participating preferred stock, that number of shares of our common stock having a fair market value at the time of the transaction equal to approximately two times the exercise price of the participating preferred stock.

               In addition, unless the rights are earlier redeemed or exchanged, in the event that, after the time that a person or entity becomes an acquiring person, we were to be acquired in a merger or other business combination in which any shares of our common stock are changed into or exchanged for other securities or assets or more than 50% of the assets or earning power of us and our subsidiaries, taken as a whole, were to be sold or transferred in one or a series of related transactions, each holder of record of a right, other than rights beneficially owned by an acquiring person and certain of its affiliates, associates and transferees, whose rights will thereupon become null and void, will from and after such date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a fair market value at the time of such transaction equal to approximately two times the exercise price of the participating preferred stock.

               At any time after any person or entity becomes an acquiring person and prior to the acquisition by such person or entity of 50% or more of our outstanding capital stock entitled to vote, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights, which will not include rights that have become null and void, at an exchange ratio of one share of our common stock per right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Stockholder Rights Agreement.

               Fractions of shares of participating preferred stock, other than fractions which are integral multiples of one one-hundredth of a share, may, at our election, be evidenced by depositary receipts. We may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

               At any time prior to the close of business on the tenth day after there has been a public announcement that a person or entity has become an acquiring person, we may redeem the rights in whole, but not in part, at a price of $.001 per right. Immediately upon the effective time of the action of our board of directors authorizing redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price stated above.

               For as long as the rights are then redeemable, we may, except with respect to the amount of the redemption price, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such.

               Until a right is exercised, the holder of the right will not have any of the rights of our stockholders, including, without limitation, the right to vote or to receive dividends.

               The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be amended to permit such an acquisition or they can be redeemed by us at $.001 per right prior to the earliest of the time that a person or group has acquired beneficial ownership of 15% or more of our common stock or the final expiration date of the rights.

Limitation Of Liability Of Officers And Directors

               Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our company and our stockholders, through stockholders' derivative suits on behalf of our company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, our directors will be personally liable to us and our stockholders for monetary damages if they acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our current directors and executive officers. We also maintain directors and officers insurance.

Anti-Takeover Provisions

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless before the date that the person became an "interested stockholder," the board of directors approved either the "business combination" or the transaction which makes the person an "interested stockholder," or after the date that the person became an "interested stockholder," the business combination is approved by our board of directors and the vote of at least 66 2/3% of our outstanding voting stock that is not owned by the "interested stockholder." Generally, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who either owns 15% or more of our outstanding stock or, together with affiliates and associates, owns or, within three prior years, did own, 15% or more of our outstanding voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions. Our certificate of incorporation authorizes the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares in order to thwart a takeover attempt. Our bylaws provide that only our board of directors may call special meetings of our stockholders and establishes specific procedures for stockholders to take any action by written consent. In addition, our bylaws establish advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings. These and other provisions contained in our restated certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock.

Transfer Agent And Registrar

               The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Quotation on The New York Stock Exchange

               Our common stock is listed on The New York Stock Exchange under the symbol "GB".

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion describes the material United States federal income tax consequences of the exchange of outstanding debentures for new debentures, and the ownership and disposition of the new debentures and the common stock into which the debentures may be converted.

         This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations (the "Regulations"), changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

         This discussion does not address any aspect of state, local or foreign law, or the U.S. federal estate, gift or alternative minimum tax consequences of
(i) the exchange offer, (ii) the ownership or disposition of new debentures, or
(iii) the ownership or disposition of the common stock received upon a conversion of the new debentures.

         This discussion applies only to:

     o the exchange of outstanding debentures for the new debentures pursuant to the exchange offer;
     o debentures purchased by those initial holders who purchase debentures at the issue price (as defined below);
     o debentures held as capital assets within the meaning of section 1221 of the Code; and
     o    U.S. Holders (as defined below).

         This discussion does not describe the United States federal income tax consequence of the ownership or disposition of the Company's common stock, except as described below, nor does it describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to a holder subject to special rules, including:

     o    a financial institution;
     o    an insurance company;
     o    a dealer in securities or foreign currencies;
     o a trader in securities that elects to use the mark-to-market method of accounting for its securities;
     o    a regulated investment company or real estate investment trust;
     o a person holding debentures as part of a "straddle," "hedge", "conversion," "constructive sale," or other integrated transaction;
     o a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
     o    a former citizen or individual resident of the United States;
     o persons deemed to sell the new debentures or common stock into which the new debentures are convertible under constructive sale rules;
     o a partnership or other entity classified as a partnership for United States federal income tax purposes; or
     o    a person subject to the alternative minimum tax.

         As used herein, the term "U.S. Holder" means a beneficial owner of a outstanding debentures or new debentures that for United States federal income tax purposes is:

     o    a citizen or individual resident of the United States;
     o a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or
     o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         A Non-U.S. Holder is any beneficial owner of the outstanding debentures or new debentures that is not a U.S. Holder. This discussion does not address any U.S. federal, state, local, or foreign legal or income tax considerations with respect to non-U.S. Holders.

         Prospective purchasers of debentures and participants in the exchange offer should consult their tax advisers with regard to the application of the United States federal income tax laws to their particular situation as well as the tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. If a partnership or other entity that is a "pass-through" for United States federal income tax purposes holds a debenture, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding a debenture, you are expected to consult your own tax advisers.

         Circular 230 Disclosure

Any tax statement made herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for purposes of avoiding any penalties. Any such statement herein is written in connection with the marketing or promotion of the transaction to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

         Characterization of the Exchange

         Under current Regulations, the exchange of outstanding debentures for new debentures will be treated as an "exchange" for U.S. federal income tax purposes (a "Taxable Exchange") if, taking into account the differences between the terms of the outstanding debentures and the new debentures, there is deemed to be a "significant" modification of the outstanding debentures within the meaning of Section 1.1001-3(e) of the Regulations. In general, the Regulations provide that a modification of a debt instrument is a significant modification if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are "economically significant." The Regulations provide several bright line rules for determining whether there has been a significant modification, as well as a "general significance rule." The bright line rules require an analysis of changes affecting a debt instrument's yield, the material deferment of payments under the instrument, changes in the obligor or security, changes in the instrument's nature, and changes in accounting and financial covenants. There is no authority directly on point on how to determine whether there has been a significant modification affecting an instrument's yield in the context of instruments to which the contingent debt Regulations (discussed below) apply, and thus it is unclear whether this bright line test would be met. In addition, though there is a lack of specific authority in this context, the modifications to the outstanding debentures resulting from the exchange for new debentures probably do not meet any of the tests for the remaining bright line rules.

         The Regulations also require that the exchange of outstanding debentures for new debentures be tested under a general significance rule to determine if there has been a significant modification. Under this general rule, a modification is significant if, based on all the facts and circumstances, the legal rights or obligations being changed and the degree to which they are being changed are economically significant. All modifications must be considered collectively. One specific situation considered under the general significance rule is the elimination of a put right. In the exchange offer, the outstanding debentures contained a put right, the terms of which made it likely to be exercised by the holder. This put right has been eliminated in the new debentures, effectively extending the term of the debt by three years. This is likely an economically significant modification to the outstanding debentures. Moreover, the effective extension of the term of the debt probably alters the instrument's annual yield, another factor considered under the general significance test. Finally, because the terms of the put right made it highly likely to be exercised, resulting in conversion of the holder's interest into cash prior to maturity, at which time the holder would have received the Company's common stock, the removal of that right is probably economically significant in itself.

         Based on an analysis of the facts and circumstances, and taking into consideration the economic differences between the terms of the outstanding debentures and the new debentures, the Company will take the position that the modifications to the outstanding debentures resulting from the exchange of the outstanding debentures for the new debentures will constitute a significant modification of the outstanding debentures, resulting in a Taxable Exchange. This will have a significant impact on the Company in 2007, because the Company will be required to recognize significant income as a result of the discharge of its indebtedness, in an amount equal to the difference between the issue price of the outstanding debentures and the issue price of the new debentures, as determined under the Regulations.

         Classification of the Debentures

         Although not free from doubt, since the Company will treat the new debentures as issued in exchange for the outstanding debentures in a Taxable Exchange, the Company will take the position that all of the new debentures were issued in exchange for money or publicly traded property within the meaning of
Section 1.1273-2 of the Regulations. Debt instruments issued in exchange for money or publicly traded property are subject to the Regulations governing contingent payment debt instruments (the "contingent debt regulations"). Under the indenture governing the debentures, the Company agrees, and by acceptance of a beneficial interest in a debenture each holder of a debenture will be deemed to have agreed, to treat the debentures as indebtedness for U.S. federal income tax purposes that is subject to the contingent debt regulations. Pursuant to the terms of the indenture, the Company and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by the Company's application of the contingent debt regulations to the debentures, including the Company's determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes.

         In 2002, the IRS issued Revenue Ruling 2002-31 and Notice 2002-36, clarifying a number of uncertainties in the contingent debt regulations as well as other provisions of the Code that might apply to the debentures, and concluded that the instruments addressed in that published guidance were subject to the contingent debt regulations. However, the applicability of Revenue Ruling 2002-31 to any particular instrument, such as the debentures, is uncertain.

No ruling has been sought from the IRS with respect to the tax treatment of the debentures. The remainder of this discussion assumes that the debentures are subject to the contingent debt regulations. Any treatment different from that described herein could affect the amount, timing, character and treatment of income, gain or loss in respect of an investment in the debentures. In particular, a holder might be required to accrue interest income at a lower or higher rate, might not recognize income, gain or loss on conversion of a debenture into common stock and might recognize capital gain or loss on a taxable disposition of a debenture. Holders should consult their tax advisers regarding the tax treatment of the debentures.

         Tax Consequences to U.S. Holders

         Interest Accruals on the Debentures

         Under the contingent debt regulations, a U.S. Holder, regardless of its method of accounting for United States federal income tax purposes, is required to accrue interest income on the debentures on a constant yield basis at an assumed yield (the "comparable yield") determined at the time of issuance of the debentures, subject to certain adjustments as described below. The comparable yield is based on the yield at which the Company could issue a non-convertible, fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the debentures. The Company has determined the comparable yield to be 8.45% compounded semi-annually, which is currently higher than the stated yield of 2 1/4% per annum. Accordingly, in each year, U.S. Holders will be required to include in income an amount of interest in excess of the stated yield of the debentures.

         Solely for purposes of determining the amount of interest income that a U.S. Holder is required to accrue, the Company is required to construct a "projected payment schedule" in respect of the debentures representing a series of payments the amount and timing of which would produce a yield to maturity on the debentures equal to the comparable yield. The projected payment schedule for the debentures includes estimates for payments of interest (including contingent interest and semi-annual interest payments) and an estimate for a payment at maturity taking into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to the Company at Greatbatch, Inc., 9645 Wehrle Drive, Clarence, New York 14031, Attention:
Treasurer.

         Neither the comparable yield nor the projected payment schedule constitutes a representation by the Company regarding the actual amount that will be paid on the debentures or the value at any time of the common stock into which the debentures may be converted. For United States federal income tax purposes, a U.S. Holder is required to use the comparable yield and the projected payment schedule established by the Company in determining interest accruals and adjustments in respect of a debenture, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

         Based on the comparable yield and the issue of the debentures, a U.S. Holder of a debenture (regardless of its accounting method) will be required to accrue as interest the sum of the daily portions of interest on the debentures for each day in the taxable year on which the U.S. Holder held the debenture, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the debentures (as set forth below). The issue price of the debentures is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "issue price").

         The daily portions of interest in respect of a debenture are determined by allocating to each day in an accrual period the ratable portion of interest on the debenture that accrues in the accrual period. The amount of interest on a debenture that accrues in an accrual period is the product of the comparable yield on the debenture (adjusted to reflect the length of the accrual period) and the adjusted issue price of the debenture. The adjusted issue price of a debenture at the beginning of the first accrual period equals its issue price. For any accrual periods thereafter, the adjusted issue price will equal (x) the sum of the issue price of the debenture and any interest previously accrued thereon by a holder (disregarding any positive or negative adjustments, both as defined below) minus (y) the amount of any projected payments on the debentures for previous accrual periods.

         In addition to the interest accrual discussed above, a U.S. Holder is required to recognize interest income equal to the amount of the excess, if any, of actual payments over projected payments (a "positive adjustment") in respect of a debenture for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property received (including, as discussed below, common stock received upon conversion of a debenture) in that year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a debenture for a taxable year, the U.S. Holder will incur a "negative adjustment" equal to the amount of the difference. This negative adjustment will (i) first reduce the amount of interest in respect of the debenture that the U.S. Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of that excess that does not exceed the excess of (x) the amount of all interest income previously included by the U.S. Holder in respect of the debenture over (y) the total amount of the U.S. Holder's negative adjustments treated as ordinary loss on the debenture in prior taxable years. A negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income accruals in respect of the debentures or to reduce the amount realized on a sale, exchange, conversion or retirement of the debentures.

         Sale, Exchange or Conversion of the Debentures

         Upon a sale or exchange of a debenture for cash or property, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the holder's adjusted tax basis in the debenture. A holder's adjusted tax basis in a debenture generally will be equal to the holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments on the debenture for previous accrual periods.

         The receipt of cash and common stock upon conversion of a debenture will be treated as a contingent payment under the debentures. Under this treatment, a conversion of a debenture into cash and common stock will also result in taxable gain or loss to the U.S. Holder. For this purpose, the amount realized by a U.S. Holder will equal the fair market value of the common stock received upon conversion plus any cash received. A U.S. Holder generally will treat any "positive adjustment" upon a conversion of the debentures as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The contingent payment regulations extend this treatment to amounts received on a sale or exchange of the debenture.

         A U.S. Holder's tax basis in common stock received upon a conversion of a debenture will equal the then current fair market value of the common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or repurchase.

         Constructive Dividends

         If at any time we make a distribution of property to the Company's stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to the U.S. Holders of the debentures. For example, an increase in the conversion rate in the event of distributions of the Company's evidences of indebtedness or the Company's assets will generally result in deemed dividend treatment to U.S. Holders of the debentures. The tax consequences of the receipt of a taxable distribution from the Company are described below under "---Dividends on Common Stock."

         Dividends on Common Stock

         If, after a U.S. holder converts a debenture into the Company's common stock, we make distributions on the Company's common stock, the distributions will constitute taxable dividends for United States federal income tax purposes to the extent of the Company's current or accumulated earnings and profits as determined under Unite States federal income tax principles. To the extent that the U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed the Company's current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares of common stock. Any such distributions in excess of the U.S. holder's tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, distributions on the Company's common stock constituting dividends paid to holders that are United States corporations will qualify for the dividends received deduction, and dividends paid to non-corporate holders will qualify for a reduced rate of taxation.

         Sale or Disposition of Common Stock

         A. U.S. holder generally will recognize capital gain or loss on a sale or exchange of the Company's common stock. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the common stock, which will generally be the fair market value of the common stock at the time of the conversion. The proceeds received by a U.S. Holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale or exchanged of common stock will be long-term capital gain or loss if the holder's holding period for the common stock is more than one year. Long-term capital gains realized by non-corporate taxpayers are generally taxed at lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

         Backup Withholding and Information Reporting

         Information returns may be filed with the IRS in connection with payments on the debentures and payments of the proceeds of a sale or other disposition of the debentures and the common stock into which the debentures are converted. A U.S. Holder may be subject to United States backup withholding tax at the rates specified in the Code on those payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                              SELLING STOCKHOLDERS

               We issued the debentures to certain holders of our 2 1/4% convertible subordinated debenture due 2013, issued under an indenture between us and Manufacturers and Traders Trust Company, dated May 28, 2003, which we refer to as the "2003 debentures", and additional purchasers in a private placement. Holders of the 2003 debentures exchanged $117,782,000 of 2003 debentures for an equivalent principal amount of the debentures, and holders of the 2003 debentures and additional purchasers purchased $80,000,000 aggregate principal amount of debentures. We issued the debentures on March 28, 2007 and April 2, 2007, to persons believed to be "qualified institutional purchasers" under Rule 144A promulgated under the Securities Act, or "accredited investors" under Regulation D promulgated pursuant to the Securities Act in transactions exempt from the registration requirements of the Securities Act. Selling securityholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and shares of common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

               The table below sets forth the name of each selling securityholder, the principal amount of debentures and shares of common stock beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those debentures that may be offered from time to time under this prospectus by the selling securityholders named in the table.

               We have prepared the table below based on information given to us by those selling securityholders who have supplied us with this information on or prior to April 25, 2007 and we have not sought to verify such information. We expect that we will update this table as we receive more information from holders of the debentures who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling securityholders upon request and upon provision of all required information to us. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

               Because the selling securityholders may offer all or some portion of the debentures and shares of common stock into which the debentures are convertible listed below, we have assumed for purposes of this table that the selling securityholders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of debentures or shares of common stock that will be held by the selling securityholders following the consummation of any such sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which they provided to us the information presented in the table.

               The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling securityholder. The percentage of debentures outstanding beneficially owned by each selling securityholder is based on $197,782,000 aggregate principal amount of debentures outstanding. The number of shares of common stock beneficially owned prior to the offering includes shares of common stock into which the debentures may be convertible. The number of shares of common stock that may be offered is based on a conversion rate of
28.8219 per $1,000 principal amount of debentures and a cash payment in lieu of any fractional share. The percentage of common stock outstanding beneficially owned and that may be offered by each selling securityholder is based on 22,326,335 shares of common stock outstanding on April 23, 2007. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of debentures and the number of shares of common stock into which the debentures are convertible may increase or decrease.

               Based upon information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

                                                                                                        Common Stock Owned
                                                                                                     Upon Completion of the
                                                                                                           Offering
 Name of Beneficial                Principal     Percentage of   Shares of          Conversion         Number    Percentage
       Owner                       Amount of       Debentures   Common Stock         Shares of           of
                                   Debentures     Outstanding   Owned Prior to        Common           Shares
                                  Beneficially                  the Offering (2)   Stock Offered
                                   Owned and
                                   Offered (1)

CNH CA Master Account, L.P.        $32,800,000       16.6%          104,883           945,358          104,883        *

Oz Special Funding (OZMD), L.P.    $14,823,000        7.5%             -              427,227             -           *

Highbridge International LLC       $14,500,000        7.3%             -              417,917             -           *

Tenor Opportunity Master Fund,     $14,100,000        7.1%             -              406,388             -           *
  Ltd.

Peoples Benefit Life Insurance      $9,000,000        4.6%             -              259,397             -           *
  Company Teamsters

Vanguard Convertible Securities     $8,285,000        4.2%             -              238,789             -           *
Fund, Inc.

Argentum Multi-Strategy Fund        $7,210,000        3.6%             -              207,805             -           *
Ltd - Classic

Argent Classic Convertible          $7,210,000        3.6%             -              207,805             -           *
Arbitrage Fund Ltd.

Argent LowLev Convertible           $7,210,000        3.6%             -              207,805             -           *
Arbitrage Fund Ltd.

Redbourn Partners Ltd.              $7,000,000        3.5%             -              201,753             -           *

RCG Latitude Master Fund, Ltd.      $6,120,000        3.1%             -              176,390             -           *

CSS, LLC                            $5,500,000        2.8%             -              158,520             -           *

TQA Master Fund Ltd.                $4,691,000        2.4%             -              135,203             -           *

Virginia Retirement System          $4,560,000        2.3%             -              131,427             -           *

Chrysler Corporation Master         $4,540,000        2.3%             -              130,851             -           *
Retirement Trust

Highbridge Convertible              $3,500,000        1.8%             -              100,876             -           *
  Arbitrage Master Fund Ltd.

RCG PB, Ltd.                        $3,450,000        1.7%             -               99,435             -           *

Jefferies and Company, Inc.         $3,222,000        1.6%             -               92,864             -           *

Bank of America Pension Plan        $3,000,000        1.5%             -               86,465             -           *

Yield Strategies Fund I, L.P.       $3,000,000        1.5%             -               86,465             -           *

National Bank of Canada - Tenor     $2,900,000        1.5%             -               83,583             -           *

TQA Master Plus Fund Ltd.           $2,689,000        1.4%             -               77,502             -           *

Delaware Public Employees           $2,555,000        1.3%             -               73,639             -           *
Retirement System

National Railroad Retirement        $2,455,000        1.2%             -               70,757             -           *
Investment Trust

Qwest Pension Trust                 $1,910,000        1.0%             -               55,049             -           *

Daimler Chrysler Corp. Emp #1       $1,892,000           1.0%                -               54,531             -               *
  Pension Plan, dtd 4/1/89

Zurich Institutional Benchmarks     $1,545,000             *                 -               44,529             -               *
  Master Fund

OCM Convertible Trust               $1,445,000             *                 -               41,647             -               *

Argent Classic Convertible          $1,330,000             *                 -               38,333             -               *
Arbitrage  Fund L.P.

BP Amoco PLC Master Trust           $1,284,000             *                 -               37,007             -               *

Harvest Master Enhanced Ltd.        $1,172,000             *                 -               33,779             -               *

ACE Tempest Reinsurance Ltd.        $1,015,000                               -               29,254             -               *

McMahan Securities Co. L.P.           $964,000             *                 -               27,784             -               *

Argent Classic Convertible            $910,000             *                 -               26,227             -               *
Arbitrage Fund II, L.P.

F.M. Kirby Foundation, Inc.           $790,000             *                 -               22,769             -               *

Delta Airlines Master Trust - CV      $780,000             *                 -               22,481             -               *

Partner Reinsurance Company Ltd.      $780,000             *                 -               22,481                             *

LDG Limited                           $733,000             *                 -               21,126             -               *

Florida Power and Light Group         $729,000             *                 -               21,011             -               *
  Inc. Employee Pension Plan

Harvest Offshore Investors Ltd.       $703,000             *                 -               20,261             -               *

UnumProvident Corporation             $655,000             *                 -               18,878             -               *

OCM Global Convertible                $575,000             *                 -               16,572             -               *
Securities Fund

Delta Pilots Disability &             $550,000             *                 -               15,852             -               *
Survivorship Trust - CV

Xavex Convertible Arbitrage 10        $480,000             *                 -               13,834             -               *
 Fund

Microsoft Capital Group, L.P.         $455,000             *                 -               13,113             -               *

Class C Trading Company, Ltd.         $440,000             *                 -               12,681             -               *

International Truck & Engine          $440,000             *                 -               12,681             -               *
Corporation Non-Contributory
Retirement Plan Trust

United Technologies Corporation       $437,000             *                 -               12,595             -               *
Master Retirement Trust

Xavex Convertible Arbitrage 5         $430,000             *                 -               12,393             -               *

Constans Healthcare Convertible       $400,000             *                 -               11,528             -               *
Arbitrage Fund

Trust for the Defined Benefit          $395,000            *                 -               11,384             -               *
Plans  of ICI American Holdings,
Inc.

CASAM Argent Classic Convertible       $355,000            *                 -               10,231             -               *
Arbitrage Fund Limited

Harvest Capital L.P.                   $347,000            *                 -               10,001             -               *

Rampart Enhanced Convertible           $334,000            *                 -                9,626             -               *
  Investors, LLC




Qwest Occupational Health Trust        $310,000            *                 -                 8,934             -               *

International Truck & Engine           $265,000            *                 -                 7,637             -               *
Corporation Retiree Health
Benefit Trust

International Truck & Engine           $240,000            *                 -                 6,917             -               *
Corporation Retirement Plan for
Salaried Employees Trust

Partners Group Alternative             $210,000            *                 -                 6,052             -               *
Strategies PCC LTD

Xavex Convertible Arbitrage 2          $200,000            *                 -                 5,764             -               *
 Fund

Goldman Sachs & Co. Profit             $177,000            *                 -                 5,101             -               *
Sharing  Master Trust

Hotel Union & Hotel Industry of        $176,000            *                 -                 5,072             -               *
Hawaii Pension Plan Master
Trust

Lyxor Master Fund Ref:                 $170,000            *                 -                 4,899             -               *
 Argent/LowLev CB c/o Argent

HFR CA Global Select Master            $120,000            *                 -                 3,458             -               *
Trust Account

Absolute Strategies Fund               $105,000            *                 -                 3,026             -               *

Viacom, Inc. Pension Plan               $64,000            *                 -                 1,844             -               *
Master Trust

Franklin and Marshall College           $45,000            *                 -                 1,296             -               *

Argent LowLev Convertible               $30,000            *                 -                   864             -               *
 Arbitrage Fund II, LLC

--------------------------------------
*Less than 1%

(1) The aggregate principal amount held by selling securityholders in this prospectus is more than $197,782,000 because some of the selling securityholders may have transferred debentures pursuant to Rule 144A or otherwise reduced their positions prior to selling pursuant to the registration statement of which this prospectus is a part. The maximum aggregate principal amount of debentures that may be sold under this prospectus will not exceed $197,782,000.

(2) Shares in this column do not include the shares of common stock issuable upon conversion of the debentures listed in the column to the right.

                              PLAN OF DISTRIBUTION

               The selling securityholders and their transferees, pledgees, donees and successors may sell the debentures and the underlying shares of common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. To our knowledge, the selling securityholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the securities covered by this prospectus.

               The debentures and the common stock may be sold in one or more transactions at:

                      o         fixed prices;

                      o         prevailing market prices at the time of sale;

                      o         prices related to the prevailing market prices;

                      o         varying prices determined at the time of sale;
                                or

                      o         negotiated prices.

               In the case of the common stock, these sales may be effected in transactions:

                      o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange;

                      o          in the over-the-counter market;

                      o otherwise than on such exchanges or services or in the over-the-counter market;

                      o through the writing of options, whether the options are listed on an options exchange or otherwise; or

                      o          through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

               In connection with the sale of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the debentures and the underlying common stock short and deliver these securities to close out such short positions, or loan or pledge the debentures or the underlying common stock to broker-dealers that in turn may sell these securities.

               Selling securityholders may not sell any, or may not sell all, of the debentures and shares of common stock offered by them pursuant to this prospectus. In addition we cannot assure holders that a selling securityholder will not transfer, devise or gift the debentures and underlying shares of common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold thereunder, rather than pursuant to this prospectus.

               The aggregate proceeds to the selling securityholders from the sale of the debentures or the underlying common stock offered pursuant to this prospectus will be the purchase price of such securities less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part, any proposed purchase of debentures or common stock to be made directly or through their agents. We will not receive any of the proceeds from this offering.

               Our common stock is listed for trading on the New York Stock Exchange. We do not intend to list the debentures for trading on any national securities exchange or automated quotation system and can give no assurance as to the development of any trading market for the debentures.

               In order to comply with the securities laws of some states, if applicable, the debentures and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

               The selling securityholders and any broker-dealers, agents or underwriters that participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any profits realized by the selling securityholders and any discounts, commissions or concessions received by these broker-dealers, agents or underwriters may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, selling securityholders who are deemed to be "underwriters" will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

               The selling securityholders and any other persons participating in the distribution of the debentures and the underlying common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of the debentures and underlying common stock by the selling securityholders and any such other person. In addition, Regulation M may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the debentures and the underlying common stock.

               With respect to a particular offering of the debentures and the underlying common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement, of which this prospectus is a part, will set forth the following information:

                     o the specific debentures or common stock to be offered or sold;

                     o         the names of selling securityholders;

                     o the respective purchase prices and public offering prices and other material terms of the offering;

                     o the names of any participating agents, broker-dealers or underwriters; and

                     o any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

               We entered into the registration rights agreement for the benefit of the holders of the debentures to register their debentures and the underlying common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that we and the selling securityholders will indemnify each other and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling securityholders incidental to the registration, offering and sale of the debentures and underlying common stock to the public, but each selling securityholder will be responsible for the payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

               We will use our reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earlier of:

                    o the sale pursuant to the registration statement or pursuant to Rule 144 under the Securities Act, of all of the securities registered thereunder; or

                    o the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

               We are permitted to suspend the use of this prospectus under specified circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period, but not to exceed an aggregate of 90 days for all periods in any 12-month period. In addition, notwithstanding the foregoing, we are permitted to suspend the use of this prospectus for up to 60 days in any three-month period under certain circumstances relating to an acquisition or a probable acquisition or financing, recapitalization, business combination or other similar transaction. We will pay predetermined liquidated damages if this prospectus is unavailable for periods in excess of those permitted as described above.

                                  LEGAL MATTERS

               The validity of the debentures and the shares of our common stock issuable upon conversion of the debentures have been passed upon for us by Hodgson Russ LLP, Buffalo, New York. Attorneys in Hodgson Russ LLP beneficially own an aggregate of approximately 8,850 shares of our common stock.

                                     EXPERTS

               The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

               We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the SEC's web site is www.sec.gov. The address of our web site is www.greatbatch.com.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

               The SEC allows us to "incorporate by reference" our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus (i) the documents listed below, (ii) all documents filed by us pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of filing of this registration statement and prior to the effectiveness of this registration statement, and (iii) any additional documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

               The following documents that we previously filed with the SEC are incorporated by reference:

                   (1) our Annual Report on Form 10-K for the fiscal year ended December 29, 2006, which was filed on February 27, 2007;

                   (2) our Current Reports on Form 8-K dated February 28, 2007, March 19, 2007, March 22, 2007, March 28,
                             2007 and April 2, 2007.

               We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference free of charge. We will not provide copies of the exhibits to those documents unless we specifically incorporated by reference the exhibits in this prospectus. You should direct any requests for documents to Greatbatch, Inc., 9645 Wehrle Drive, Clarence, New York 14031, (716) 759-6901,
Attention: Director of Investor Relations.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

               The following table sets forth as estimate of the various costs and expenses payable by the Registrant in connection with the sale of the shares being registered hereby:



SEC registration fee                                           $           6,072
Legal fees and expenses                                                   30,000
Accounting fees and expenses                                              15,000
Miscellaneous expenses                                                     1,928

Total
                                                               $          53,000

Item 15.  Indemnification and Limitation of Liability of Directors and Officers.

               Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

               Our restated certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of our company.

               As permitted by the DGCL, the certificate of incorporation provides that directors of our company shall have no personal liability to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under
Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Item 16.  Exhibits.

EXHIBIT                      DESCRIPTION
NUMBER                       -----------
-------

3.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant's registration statement on Form S-1 (File No. 333-37554)).

3.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the quarterly period ended March 29, 2002).

4.2 Indenture for 2 1/4% Convertible Subordinated Debentures Due 2013 dated March 28, 2007 by and between Greatbatch, Inc. and Manufacturers and Traders Trust Company, as "Trustee" (incorporated by reference to the registrant's current report on Form 8-K filed on March 29, 2007).

4.3 First Supplemental Indenture, dated April 2, 2007, by and between Greatbatch, Inc. and Manufacturers and Traders Trust Company (incorporated by reference to the registrant's current report on Form 8-K filed on April 4, 2007).

4.4                          Form of Global Debenture (included in Exhibit 4.2)

5.1*                         Opinion of Hodgson Russ LLP

10.1 Form of Exchange and Purchase Agreement by and between Greatbatch, Inc. and certain other parties thereto (incorporated by reference to the registrant's current report on Form 8-K filed on March 29, 2007).

10.2 Form of Registration Rights Agreement dated March 28, 2007 by and among Greatbatch, Inc. and each of the Initial Purchasers party thereto (incorporated by reference to the registrant's current report on Form 8-K filed on March 29, 2007).

12.1 Statement regarding computation of ratio of earnings to fixed charges for each year in the five-year period ended December 29, 2006 (incorporated by reference to registrant's annual report on Form 10-K filed on February 27, 2007).

23.1*                        Consent of Deloitte & Touche LLP

23.2*                        Consent of Hodgson Russ LLP (included in Exhibit
                             5.1)

24.1* Power of Attorney (included on signature page to registration statement)

25.1* Form T-1 Statement of Eligibility of Manufacturers and Traders Trust Company as Trustee.

----------------------
* Filed herewith.

Item 17.  Undertakings.

        (1) The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)          to include any prospectus required by
                                        Section 10(a)(3) of the Securities Act
                                        of 1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. ;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided however, that the undertakings set forth in paragraphs (a)(i), (a)(ii) and (a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

        (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director or officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Buffalo, State of New York, on April 27, 2007.


                  GREATBATCH, INC.

By:                /s/ Thomas J. Hook
                   ----------------------------------------------

                  Thomas J. Hook
                  President & Chief Executive Officer
                  (Principal Executive Officer)

By:                /s/ Thomas J. Mazza
                   ----------------------------------------------

                  Thomas J. Mazza
                  Senior Vice President and Chief Financial Officer (Principal Financial Officer)

By:                /s/ Marco F. Benedetti
                   -----------------------------------------------

                  Marco F. Benedetti
                  Corporate Controller
                  (Principal Accounting Officer)



                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Hook and Thomas J. Mazza, or any of them, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including all post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                           Date
---------                     -----                                           ------

_/s/ Thomas J. Hook           President and Chief Executive Officer,          April 27, 2007
 ------------------------     and Director (Principal Executive Officer)
Thomas J. Hook

_/s/ Edward F. Voboril        Chairman and Director                           April 27, 2007
 ------------------------
Edward F. Voboril

_/s/ Pamela G.  Bailey        Director                                        April 27, 2007
 ------------------------
Pamela G.  Bailey

-------------------------     Director
Dr. Joseph A. Miller, Jr.

-------------------------     Director
Bill R.  Sanford

_/s/ Peter H.  Soderberg      Director                                        April 27, 2007
 -----------------------
Peter H.  Soderberg

_/s/ Thomas S. Summer         Director                                        April 27, 2007
 ------------------------
Thomas S. Summer

-------------------------     Director
William B. Summers, Jr.

_/s/ John P. Wareham          Director                                        April 27, 2007
 ------------------------
John P. Wareham

                                  EXHIBIT INDEX

EXHIBIT                      DESCRIPTION
NUMBER                       ------------
-------
3.1                          Amended and Restated Certificate of Incorporation
                             (incorporated by reference to Exhibit 3.1 to the registrant's registration statement on Form S-1
                             (File No.  333-37554)).

3.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the quarterly period ended March 29, 2002).

4.2 Indenture for 2 1/4% Convertible Subordinated Debentures Due 2013 dated March 28, 2007 by and between Greatbatch, Inc. and Manufacturers and Traders Trust Company, as "Trustee" (incorporated by reference to the registrant's current report on Form 8-K filed on March 29, 2007).

4.3 First Supplemental Indenture, dated April 2, 2007, by and between Greatbatch, Inc. and Manufacturers and Traders Trust Company (incorporated by reference to the registrant's current report on Form 8-K filed on April 4, 2007).

4.4                          Form of Global Debenture (included in Exhibit 4.2).

5.1*                         Opinion of Hodgson Russ LLP.

10.1 Form of Exchange and Purchase Agreement by and between Greatbatch, Inc. and certain other parties thereto (incorporated by reference to the registrant's current report on Form 8-K filed on March 29, 2007).

10.2 Form of Registration Rights Agreement dated March 28, 2007 by and among Greatbatch, Inc. and each of the Initial Purchasers party thereto (incorporated by reference to the registrant's current report on Form 8-K filed on March 29, 2007).

12.1 Statement regarding computation of ratio of earnings to fixed charges for each year in the five-year period ended December 29, 2006 (incorporated by reference to registrant's annual report on Form 10-K filed on February 27, 2007).

23.1*                        Consent of Deloitte & Touche LLP.

23.2*                        Consent of Hodgson Russ LLP (included in Exhibit
                             5.1).

24.1* Power of Attorney (included on signature page to registration statement).

25.1 Form T-1 Statement of Eligibility of Manufacturers and Traders Trust Company as Trustee.

* Filed herewith